EXHIBIT 99.3
PRO FORMA VALUATION REPORT
STANDARD FINANCIAL CORP.
Murrysville, Pennsylvania
PROPOSED HOLDING COMPANY FOR:
STANDARD BANK, PASB
Murrysville, Pennsylvania
Dated As Of:
May 28, 2010

Prepared By:
RP® Financial, LC.
1100 North Glebe Road
Suite 1100
Arlington, Virginia 22201

RP® FINANCIAL,LC.
Serving the Financial Services Industry Since 1988

May 28, 2010
Boards of Directors
Standard Mutual Holding Company
Standard Bank, PaSB
2640 Monroeville Boulevard
Monroeville, Pennsylvania 15146
Members of the Boards of Directors:
     At your request, we have completed and hereby provide an independent appraisal (“Appraisal”) of the estimated pro forma market value of the common stock which is to be issued in connection with the mutual-to-stock conversion transaction described below. This Appraisal is furnished pursuant to the requirements of 563b.7 and has been prepared in accordance with the “Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization” of the Office of Thrift Supervision (“OTS”) and applicable interpretations thereof. Such Valuation Guidelines are relied upon by the Federal Deposit Insurance Corporation (“FDIC”) and the Pennsylvania Department of Banking (“PDOB”) in the absence of separate written valuation guidelines.
Description of Plan of Conversion of Standard Mutual Holding Company
     On May 18, 2010 and amended on June 8, 2010, the Board of Directors of Standard Mutual Holding Company, Monroeville, Pennsylvania (the “MHC”), a mutual holding company that owns all of the outstanding shares of common stock of Standard Bank, PaSB (“Standard Bank”, or the “Bank”), adopted the plan of conversion whereby the MHC will convert to stock form. As a result of the conversion, the MHC will be succeeded by a Maryland corporation with the name of Standard Financial Corp. (the “Company”). Following the conversion, the MHC will no longer exist. For purposes of this document, the existing consolidated entity will hereinafter be referred to as Standard or the Company.
     The Company will offer its common stock in a subscription offering to Eligible Account Holders, Tax-Qualified Plans including the Bank’s employee stock ownership plan (the “ESOP”), Supplemental Eligible Account Holders and Other Depositors, as such terms are defined for purposes of applicable regulatory guidelines governing mutual-to-stock conversions. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale to members of the general public in a community offering and/or a syndicated community offering. A portion of the net proceeds received from the sale of the common stock will be used to purchase all of the then to be issued and outstanding capital stock of the Bank and the balance of the net proceeds will be retained by the Company.

Washington Headquarters Three Ballston Plaza 1100 North Glebe Road, Suite1100 Arlington, VA 22201 www.rpfinancial.com	Telephone: (703) 528-1700 Fax No.: (703) 528-1788 Toll-Free No.: (866) 723-0594 E-Mail: mail@rpfinancial.com

Boards of Directors
May 28, 2010

     At this time, no other activities are contemplated for the Company other than the ownership of Standard Bank, a loan to the newly-formed ESOP and reinvestment of the proceeds that are retained by the Company. In the future, Standard Financial Corp. may acquire or organize other operating subsidiaries, diversify into other banking-related activities, pay dividends or repurchase its stock, although there are no specific plans to undertake such activities at the present time.
     The plan of conversion provides for the establishment of a charitable foundation (the “Foundation”). The Foundation will be funded with $200,000 of cash and a contribution of Standard Financial Corp. common stock equal to 3.5% of the shares of common stock issued in the offering. The purpose of the Foundation is to provide financial support to charitable organizations in the communities in which Standard Bank operates and to enable those communities to share in the Bank’s long-term growth. The Foundation will be dedicated completely to community activities and the promotion of charitable causes.
RP® Financial, LC.
     RP® Financial, LC. (“RP Financial”) is a financial consulting firm serving the financial services industry nationwide that, among other things, specializes in financial valuations and analyses of business enterprises and securities, including the pro forma valuation for savings institutions converting from mutual-to-stock form. The background and experience of RP Financial is detailed in Exhibit V-1. For its appraisal services, RP Financial is being compensated on a fixed fee basis for the original appraisal and for any subsequent updates, and such fees are payable regardless of the valuation conclusion or the completion of the conversion offering transaction. We believe that we are independent of the Company, the Bank, the MHC and the other parties engaged by Standard Bank or the Company to assist in the stock conversion process.
Valuation Methodology
     In preparing our Appraisal, we have reviewed the regulatory applications of Standard Financial Corp., Standard Bank and the MHC, including the prospectus as filed with the OTS and the Securities and Exchange Commission (“SEC”). We have conducted a financial analysis of the Company that has included a review of audited financial information for the past five years through the fiscal year ended September 30, 2009 and a review of various unaudited information and internal financial reports through March 31, 2010. We have also conducted due diligence related discussions with the Company’s management; independent auditor; conversion counsel; and financial and marketing advisor in connection with the stock offering. All assumptions and conclusions set forth in the Appraisal were reached independently from such discussions. In addition, where appropriate, we have considered information based on other available published sources that we believe are reliable. While we believe the information and data gathered from all these sources are reliable, we cannot guarantee the accuracy and completeness of such information.
     We have investigated the competitive environment within which Standard operates and have assessed the Company’s relative strengths and weaknesses. We have monitored all material regulatory and legislative actions affecting financial institutions generally and analyzed

Boards of Directors
May 28, 2010

the potential impact of such developments on Standard Bank and the industry as a whole to the extent we were aware of such matters. We have analyzed the potential effects of the stock conversion on the Company’s operating characteristics and financial performance as they relate to the pro forma market value of the Company. We have reviewed the economy and demographic characteristics of the primary market area in which the Company currently operates. We have compared the Company’s financial performance and condition with publicly-traded thrift institutions evaluated and selected in accordance with the Valuation Guidelines, as well as all publicly-traded thrifts and thrift holding companies. We have reviewed conditions in the securities markets in general and the market for thrifts and thrift holding companies, including the market for new issues.
     The Appraisal is based on the Company’s representation that the information contained in the regulatory applications and additional information furnished to us by the Company and its independent auditors, legal counsel, investment bankers and other authorized agents are truthful, accurate and complete. We did not independently verify the financial statements and other information provided by the Company, or its independent auditors, legal counsel, investment bankers and other authorized agents nor did we independently value the assets or liabilities of the Company. The valuation considers Standard Financial Corp. only as a going concern and should not be considered as an indication of the Company’s liquidation value.
     Our appraised value is predicated on a continuation of the current operating environment for the Company and for all thrifts and their holding companies. Changes in the local and national economy, the federal and state legislative and regulatory environments for financial institutions, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability, and may materially impact the value of thrift stocks as a whole or the Company’s value alone. It is our understanding that the Company intends to remain an independent institution and there are no current plans for selling control of the Company as a converted institution. To the extent that such factors can be foreseen, they have been factored into our analysis.
     The estimated pro forma market value is defined as the price at which the Company’s stock, immediately upon completion of the offering, would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts.
Valuation Conclusion
     It is our opinion that, as of May 28, 2010, the estimated aggregate pro forma market value of the shares to be issued immediately following the conversion, including shares to be issued to the Foundation, equaled $31,050,000 at the midpoint, equal to 3,105,000 shares offered at a per share value of $10.00. Pursuant to conversion guidelines, the 15% offering range indicates a minimum value of $26,392,500 and a maximum value of $35,707,500. Based on the $10.00 per share offering price determined by the Board, this valuation range equates to total shares outstanding of 2,639,250 at the minimum and 3,570,750 at the maximum. In the event the appraised value is subject to an increase, the aggregate pro forma market value may be increased up to a supermaximum value of $41,063,630 without a resolicitation. Based on the $10.00 per share offering price, the supermaximum value would result in total shares outstanding of 4,106,363. Based on this valuation range, the offering range is as follows:

Boards of Directors
May 28, 2010

$25,500,000 at the minimum, $30,000,000 at the midpoint, $34,500,000 at the maximum and $39,675,000 at the supermaximum. Based on the $10.00 per share offering price, the number of offering shares is as follows: 2,550,000 at the minimum, 3,000,000 at the midpoint, 3,450,000 at the maximum and 3,967,500 at the supermaximum.
Limiting Factors and Considerations
     The valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the common stock. Moreover, because such valuation is determined in accordance with applicable regulatory guidelines and is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the conversion will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the estimated pro forma market value thereof. The Appraisal reflects only a valuation range as of this date for the pro forma market value of the Company immediately upon issuance of the stock and does not take into account any trading activity with respect to the purchase and sale of common stock in the secondary market on the date of issuance of such securities or at anytime thereafter following the completion of the public stock offering.
     The valuation prepared by RP Financial in accordance with applicable regulatory guidelines was based on the financial condition and operations of the Company as of March 31, 2010, the date of the financial data included in the prospectus.
     RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities. RP Financial maintains a policy which prohibits RP Financial, its principals or employees from purchasing stock of its financial institution clients.

Boards of Directors
May 28, 2010

     The valuation will be updated as provided for in the conversion regulations and guidelines. These updates will consider, among other things, any developments or changes in the financial performance and condition of the Company, management policies, and current conditions in the equity markets for thrift stocks, both existing issues and new issues. These updates may also consider changes in other external factors which impact value including, but not limited to: various changes in the federal and state legislative and regulatory environments for financial institutions, the stock market, the market for thrift stocks, and interest rates. Should any such new developments or changes be material, in our opinion, to the valuation of the shares, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained in the update at the date of the release of the update.

Respectfully submitted, RP® FINANCIAL, LC.

William E. Pommerening Chief Executive Officer and Managing Director

Timothy M. Biddle Senior Vice President

RP® Financial, LC.	TABLE OF CONTENTS
i
TABLE OF CONTENTS
STANDARD FINANCIAL CORP.
STANDARD BANK, PaSB
Murrysville, Pennsylvania

PAGE
DESCRIPTION	NUMBER

CHAPTER ONE OVERVIEW AND FINANCIAL ANALYSIS

Introduction	I.1
Plan of Conversion and Reorganization	I.1
Strategic Overview	I.2
Balance Sheet Trends	I.4
Income and Expense Trends	I.7
Interest Rate Risk Management	I.10
Lending Activities and Strategy	I.11
Asset Quality	I.12
Funding Composition and Strategy	I.13
Legal Proceedings	I.14

CHAPTER TWO MARKET AREA

Introduction	II.1
National Economic Factors	II.2
Market Area Demographics	II.6
Regional Economy	II.8
Unemployment Trends	II.10
Market Area Deposit Characteristics	II.11
Deposit Competition	II.13

CHAPTER THREE PEER GROUP ANALYSIS

Peer Group Selection	III.1
Financial Condition	III.5
Income and Expense Components	III.9
Loan Composition	III.11
Credit Risk	III.14
Interest Rate Risk	III.14
Summary	III.17

RP® Financial, LC.	TABLE OF CONTENTS
ii
TABLE OF CONTENTS
STANDARD FINANCIAL CORP.
STANDARD BANK, PaSB
Murrysville, Pennsylvania
(continued)

PAGE
DESCRIPTION	NUMBER

CHAPTER FOUR VALUATION ANALYSIS

Introduction	IV.1
Appraisal Guidelines	IV.1
RP Financial Approach to the Valuation	IV.1
Valuation Analysis	IV.2
1.Financial Condition	IV.2
2.Profitability, Growth and Viability of Earnings	IV.4
3.Asset Growth	IV.6
4.Primary Market Area	IV.6
5.Dividends	IV.6
6.Liquidity of the Shares	IV.7
7.Marketing of the Issue	IV.8
A.The Public Market	IV.8
B.The New Issue Market	IV.12
C.The Acquisition Market	IV.15
8.Management	IV.15
9.Effect of Government Regulation and Regulatory Reform	IV.16
Summary of Adjustments	IV.16
Valuation Approaches:	IV.16
1.Price-to-Earnings (“P/E”)	IV.18
2.Price-to-Book (“P/B”)	IV.19
3.Price-to-Assets (“P/A”)	IV.20
Valuation Conclusion	IV.20

RP® Financial, LC.	LIST OF TABLE
iii
LIST OF TABLES
STANDARD FINANCIAL CORP.
STANDARD BANK, PaSB
Murrysville, Pennsylvania

TABLE
NUMBER	DESCRIPTION	PAGE

1.1	Historical Balance Sheet Data	I.5
1.2	Historical Income Statements	I.8

2.1	Summary Demographic Data	II.7
2.2	Primary Market Area Employment Sectors	II.9
2.3	Unemployment Trends	II.11
2.4	Deposit Summary	II.12
2.5	Market Area Deposit Competitors	II.14

3.1	Peer Group of Publicly-Traded Thrifts	III.4
3.2	Balance Sheet Composition and Growth Rates	III.8
3.3	Income as a Pct. of Avg. Assets and Yields, Costs, Spreads	III.10
3.4	Loan Portfolio Composition and Related Information	III.13
3.5	Credit Risk Measures and Related Information	III.15
3.6	Interest Rate Risk Measures and Net Interest Income Volatility	III.16

4.1	Pricing Characteristics and After-Market Trends	IV.14
4.2	Public Market Pricing	IV.21

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.1
I. OVERVIEW AND FINANCIAL ANALYSIS
Introduction
     Standard Bank, PaSB (“Standard Bank”, or the “Bank”), chartered in 1913, is a state-chartered stock savings bank headquartered in Murrysville, Pennsylvania. In 1998, the Bank reorganized into the mutual holding company structure, forming Standard Mutual Holding Company (the “MHC”). The MHC owns 100% of the outstanding common stock of Standard Bank. The Bank serves the eastern suburbs of Pittsburgh and rural areas in Bedford, Westmoreland, and Fayette County, Pennsylvania and Allegany County, Maryland through ten banking offices and one administrative office. A map of office locations is provided in Exhibit I-1. Standard Bank is a member of the Federal Home Loan Bank (“FHLB”) system and its deposits are insured up to the maximum allowable amount by the Federal Deposit Insurance Corporation (“FDIC”). As of March 31, 2010, the MHC had consolidated total assets of $403.2 million, total deposits of $311.2 million and total equity of $43.6 million equal to 10.8% of total assets. The MHC’s audited financial statements are included by reference as Exhibit I-2.
Plan of Conversion
     On May 18, 2010 and amended June 8, 2010, the Board of Directors of the MHC adopted the plan of conversion whereby the MHC will convert to stock form. As a result of the conversion, the MHC will be succeeded by a Maryland corporation with the name of Standard Financial Corp (“Standard” or the “Company”). Following the conversion, the MHC will no longer exist. For purposes of this document, the existing consolidated entity will hereinafter be referred to as Standard or the Company.
     The Company will offer its common stock in a subscription offering to Eligible Account Holders, Tax-Qualified Plans including Standard’s employee stock ownership plan (the “ESOP”), Supplemental Eligible Account Holders and Other Depositors, as such terms are defined for purposes of applicable federal regulatory guidelines governing mutual-to-stock conversions. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale to members of the general public in a community offering and/or a syndicated community offering. A portion of the net proceeds received from the sale of the common stock will be used to

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.2
purchase all of the then to be issued and outstanding capital stock of the Bank, and the balance of the net proceeds will be retained by the Company. In addition, Standard intends to form a charitable foundation (“Foundation”) that will be funded with $200,000 of cash and a contribution of Company stock equal to 3.5% of the offering amount.
     At this time, the Company has no plans for any activities other than owning the Bank, funding a loan to the newly-formed ESOP, and reinvesting the proceeds that are retained by the Company. In the future, the Company may acquire or organize other operating subsidiaries, diversify into other banking-related activities, pay dividends or repurchase its stock, although there are no specific plans to undertake such activities at the present time.
Strategic Overview
     Standard’s primary strategic objective is meeting the borrowing and savings needs of its local customer base in Allegheny, Bedford, Westmoreland, and Fayette Counties in Pennsylvania and Allegany County in Maryland. The Company’s operating strategy reflects that of a traditional thrift operating strategy of originating primarily 1-4 family residential mortgage loans funded with retail deposits. In recent years, the Company has supplemented originations of 1-4 family loans with originations of commercial real estate mortgages for diversification purposes. Virtually all loans originated by the Bank are secured by real estate within the market area.
     In 2006, the Company completed an acquisition of Hoblitzell National Bank (“HNB”), a federally-chartered bank with $70.1 million in total assets and four full service branch offices located in Bedford County, Pennsylvania and Allegany County, Maryland. The acquisition of HNB also boosted the Bank’s portfolio balance of commercial real estate mortgages, and increased core deposits.
     The Company’s recent balance sheet trends show asset growth that has been sustained by loan growth and an increase in liquidity, funded by a combination of retail deposits and borrowings. The Company’s loan portfolio remains anchored in 1-4 family permanent mortgage loans with growing diversification into commercial real estate lending. Investments are purchased using excess liquidity from deposit growth and loan cash flow.
     The post-offering business plan of the Company is expected to focus on operating and growing a profitable institution serving retail customers and businesses in local markets. Specifically, Standard will continue to be an independent community-oriented financial institution

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.3
committed to financing local real estate mortgages with operations funded by retail deposits, borrowings, equity capital and internal cash flows. In addition, the Company will continue to diversify its loan portfolio composition with a particular emphasis on growth of commercial real estate lending relationships. The Company’s strategy is to emphasize growth of core deposits as the primary source of funding, pursuant to which the Company seeks to establish full service banking relationships with its commercial loan customers. Contemplated growth strategies are expected to improve interest rate spreads, as well as generate additional revenues from sources of non-interest operating income.
     The Board of Directors has elected to complete a mutual-to-stock conversion to increase the operating flexibility and overall financial strength of the Company. The proceeds raised in the stock offering will also increase liquidity to support funding of future loan growth and other interest-earning assets. The Company’s elevated capital compliance will also reduce interest rate risk, particularly by enhancing the interest-earning-assets-to-interest-bearing-liabilities (“IEA/IBL”) ratio. The cash proceeds raised in the offering will provide an alternative funding source and may facilitate a reduction in the Company’s funding costs. The higher equity-to-assets ratio will also better position the Company to take advantage of expansion opportunities as they arise. Such expansion would most likely occur through the acquisition of branches that would provide for further penetration in the markets currently served by the Company, or into nearby surrounding markets. Expansion could also include growth through acquisition of other financial institutions or financial service providers following the stock offering, given its strengthened capital position and its ability to offer stock as consideration. At this time, the Company has no specific plans for expansion, but as part of its business plan has identified expanding its branch network as a growth strategy to be pursued. The projected uses of proceeds are highlighted below.
•	Standard. The Company is expected to retain up to 50% of the net offering proceeds. At present, funds at the Company level, net of the loan to the ESOP and cash contribution to the Foundation, are expected to be invested into short-term investment grade securities and liquid funds. Over time, the funds may be utilized for various corporate purposes, possibly including acquisitions, infusing additional equity into the Company, repurchases of common stock, and the payment of cash dividends.

•	Standard Bank. Approximately 50% of the net stock proceeds will be infused into the Bank in exchange for all of the Bank’s stock. Cash proceeds (i.e., net proceeds less deposits withdrawn to fund stock purchases) infused into the Bank are anticipated to become part of general operating funds, and are expected to be primarily utilized to fund loan growth over time.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.4
     Overall, it is the Company’s objective to pursue growth that will serve to increase returns without increasing the overall risk associated with the Company’s operations.
Balance Sheet Trends
     Table 1.1 shows the Company’s historical balance sheet data for the past five and one-half fiscal years (the “analysis period”). From calendar year end 2005 through March 31, 2010, the Company experienced asset growth at an annual rate of 10.0%, and assets grew at an annualized rate of 11.2% for the six months ended March 31, 2010. The asset growth from fiscal years ended 2005 to 2009 occurred primarily in the portfolio of loans receivable. Asset growth during the first six months of 2010 has occurred within the portfolios of cash and investments, as the Bank experienced an influx of new deposits that have not yet been deployed to loans receivable.
     The intent of Standard’s investment policy is to provide adequate liquidity and to generate a favorable return within the context of supporting the Company’s overall credit and interest rate risk objectives. It is anticipated that proceeds retained at the holding company level will primarily be invested into investments with short-term maturities. The balance of investment securities has fluctuated since fiscal 2005, starting the period at $56.2 million and dipping to $17.9 million by the end of fiscal 2007 as excess liquidity was invested into loans receivable. Since then, the Bank has been directing more funding to the purchase of investment securities due to reduced loan demand and due to the Bank’s desire to maintain strong liquidity. At March 31, 2010, the investment portfolio, which consists primarily of U.S. Government agency securities and municipal bonds (all of which were classified as available for sale), had a balance of $49.5 million, or 12.3% of assets. MBS, on the other hand, have experienced a year over year reduction since 2005, declining from $63.3 million at the end of fiscal 2005 to $20.5 million at March 31, 2010. The MBS were replaced by higher yielding loans receivable. The balance of cash and equivalents has stayed between 3.3% and 6.5% of assets during this period. Exhibit I-4 provides historical detail of the Company’s investment portfolio.
     Standard’s portfolio of loans receivable increased at a 21.9% annual rate between fiscal year end 2005 and March 31, 2010 and has grown at an annualized rate of 4.8% during the first six months of 2010. Much of the loan growth between 2005 and 2009 was attributable to the acquisition of HNB in 2006 — loan growth following the merger was lower at 9.6%. Loan portfolio composition remained relatively consistent during this period, with 1-4 family residential mortgages remaining between 46.4% and 49.6% of the portfolio. The Company has diversified

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.5
Table 1.1
Standard Mutual Holding Company
Historical Balance Sheet Data

													9/30/05-
													3/31/10
	At Fiscal Year Ended September 30,										At March 31,		Annual.
	2005		2006		2007		2008		2009		2010		Growth Rate
	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Pct
	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	(%)
Total Amount of:
Cash and cash equivalents	14,695	5.46%	21,485	6.53%	18,143	5.29%	18,817	5.32%	12,420	3.25%	25,130	6.23%	13.46%
Investment securities	56,232	20.90%	28,888	8.78%	17,931	5.23%	18,711	5.29%	42,550	11.13%	49,539	12.29%	-2.94%
MBS	63,288	23.53%	45,762	13.91%	36,019	10.50%	29,756	8.41%	26,694	6.98%	20,484	5.08%	-23.31%
Loans receivable, net	119,288	44.34%	205,653	62.51%	243,742	71.07%	257,551	72.76%	270,769	70.81%	277,148	68.74%	21.94%
FHLB stock	2,271	0.84%	1,939	0.59%	2,488	0.73%	3,335	0.94%	3,416	0.89%	3,416	0.85%	10.08%
Bank-owned life insurance	7,805	2.90%	8,106	2.46%	8,424	2.46%	8,756	2.47%	9,080	2.37%	9,244	2.29%	4.06%
Intangible Assets	151	0.06%	10,377	3.15%	10,134	2.96%	9,960	2.81%	9,792	2.56%	9,739	2.42%	166.55%
Other Assets	5,286	1.96%	6,779	2.06%	6,057	1.77%	7,085	2.00%	7,694	2.01%	8,509	2.11%	11.85%

Total Assets	$269,016	100.00%	$328,989	100.00%	$342,938	100.00%	$353,971	100.00%	$382,415	100.00%	$403,209	100.00%	9.99%

Deposits	$199,267	74.07%	$262,999	79.94%	$263,977	76.98%	$254,632	71.94%	$286,934	75.03%	$311,196	77.18%	11.06%
Borrowings	31,506	11.71%	25,382	7.72%	36,799	10.73%	54,485	15.39%	50,484	13.20%	44,983	11.16%	8.74%
Other Liabilities	1,869	0.69%	2,764	0.84%	2,718	0.79%	6,159	1.74%	2,829	0.74%	3,469	0.86%	15.66%

Total Liabilities	232,642	86.48%	291,145	88.50%	303,494	88.50%	315,276	89.07%	340,247	88.97%	359,648	89.20%	10.79%

Equity	$36,374	13.52%	$37,844	11.50%	$39,444	11.50%	$38,695	10.93%	$42,168	11.03%	$43,561	10.80%	4.33%

Loans/Deposits		59.86%		78.20%		92.33%		101.15%		94.37%		89.06%

Number of Banking Offices Open	7		11		10		10		10		10

(1)	Ratios are as a percent of ending assets.
Sources: Standard MHC’s prospectus, audited and unaudited financial statements and RP Financial calculations.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.6
its portfolio by originating commercial real estate mortgages, which grew modestly from 21.0% of loans at the end of 2005 to 28.6% of the portfolio at March 31, 2010. The growth in commercial real estate mortgages offset a decline in home equity loans and lines of credit. Non-mortgage loans have remained between 3.5% and 6.4% of the portfolio since 2005.
     Standard generally sells fixed-rate residential mortgages with maturities in excess of 15 years in the secondary market with servicing retained. At March 31, 2010, the balance of loans serviced for others totaled $17.7 million.
     The Company also maintains an investment in bank-owned life insurance (“BOLI”) policies, which cover the lives of some of the Company’s directors and management. The purpose of the investment is to provide funding for the benefit plans of the covered individuals. The life insurance policies earn tax-exempt income through cash value accumulation and death proceeds. As of March 31, 2010, the cash surrender value of the Company’s BOLI equaled $9.2 million.
     Over the analysis period, Standard’s funding needs have been addressed through a combination of deposits, borrowings and internal cash flows. From fiscal year end 2005 through March 31, 2010, the Company’s deposits increased at an 11.1% annual rate. After experiencing minimal deposit growth in fiscal 2007 and deposit shrinkage during fiscal 2008, Standard experienced deposit growth of 12.6% in fiscal 2009 and experienced an annualized deposit growth rate of 17.6% during the first half of fiscal 2010. Deposit growth was driven primarily by growth of statement savings accounts, transaction accounts, and certificates of deposit (“CDs”), which offset the decline the decline in money market accounts (“MMAs”). Core deposits, including retail CDs with balances under $100,000, comprised 89.4% of total deposits for the six months ended March 31, 2010, equal to the ratio had at year end 2006.
     Borrowings have served as an alternative funding source for the Company to varying degrees since 2006, ranging from $25.4 million, or 7.7% of assets at September 30, 2006 to $54.5 million, or 15.4% of assets at September 30, 2008. Since 2008, borrowings have declined and were $45.0 million at March 31, 2010. Borrowings are used by the Company to address funding needs for growth and to support management of deposit costs and interest rate risk. The Company uses FHLB advances and customer repurchase agreements to meet its borrowing needs.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.7
     The Company’s equity has increased every year since 2006 via profitable operations and the retention of earnings, and totaled $43.6 million at March 31, 2010. The Company had a balance of $9.7 million in intangible assets at March 31, 2010, which consisted of $8.8 million in goodwill and $0.9 million in core deposit intangibles. Tangible capital, which excludes intangible assets, totaled $33.8 million at March 31, 2010. The Bank maintained capital surpluses relative to all of its regulatory capital requirements at March 31, 2010. The addition of stock proceeds will serve to strengthen the Bank capital position, as well as support growth opportunities. However, the Company’s ROE will be depressed for a period of time until the proceeds from the stock conversion are fully leveraged into interest earning assets.
Income and Expense Trends
     Table 1.2 shows the Company’s historical income statements for the analysis period. The Company was profitable throughout this period, based on net income ranging from a low of 0.33% of average assets in fiscal 2005 to a high of 0.62% of average assets in fiscal 2007. Net income for the trailing twelve months ended March 31, 2010 was $2.4 million, equal to 0.61% of average assets. Net interest income and operating expenses represent the primary components of the Company’s earnings. Non-interest operating income has been a stable and significant source of earnings for the Company as well. Loan loss provisions have had a more significant impact on the Company’s earnings primarily since calendar 2008, although the Company has had strong asset quality throughout the economic downturn and loss provisions are thus lower for the Company than for many other financial institutions. Losses on sale had a significant earnings impact in fiscal 2008 when the Company took impairment charges totaling $1.6 million related to $1.5 million of Freddie Mac and Fannie Mae preferred stocks and $104,000 of financial industry related stocks, but overall, gains and losses generally have not had a major earnings impact.
     The Company’s net interest income ratio has trended upward since calendar 2006 due in large part to the Company’s success in generating lower costing core deposits and higher yielding assets. Overall, the Company’s net interest income to average assets ratio increased from 2.08% during fiscal 2005 to 2.79% for the trailing twelve months ended March 31, 2010. The Company’s net interest rate spreads and yields and costs for the past five and one-half fiscal years are set forth in Exhibits I-3 and I-5.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.8
     Non-interest operating income has been a fairly stable and significant contributor to the Company’s earnings over the period, reflecting income from deposit fees, loan servicing fees, fees from the sale of annuities and mutual funds, income from BOLI and other sources. During the analysis period, non-interest operating income ranged from a low of 0.51% of average assets during fiscal 2005 to a high of 0.75% of average assets during calendar 2007.
     Operating expenses peaked, in relative terms, at a high of 2.42% of average assets during fiscal 2007, but have steadily declined since then and were measured at 2.36% in fiscal 2009 and 2.14% for the trailing twelve months ended March 31, 2010. Asset growth has successfully leveraged the Company’s operating expense ratio. The Company is likely to experience some upward pressure on the operating expense ratio following the stock offering due to additional public company expenses, including expenses related to the stock benefit plans. At the same, the increase in capital realized from the stock offering will increase the Company’s capacity to leverage operating expenses through pursuing a more aggressive growth strategy.
     Overall, the general trends in the Company’s net interest margin and operating expense ratio since fiscal 2005 reflect a steady increase in core earnings, as indicated by the growing expense coverage ratio (net interest income divided by operating expenses) and declining efficiency ratio (shown at the bottom of Table 1.2).
     Over the analysis period, maintenance of strong asset quality limited loan loss provisions, and no provisions were had in fiscal 2005, 2006, or 2007. Modest provisions were taken in fiscal 2008, and more significant provisions were taken in fiscal 2009 and for the trailing twelve months ended March 31, 2010, but overall, loan loss provisions have had a fairly insignificant impact on the Bank’s earnings. At March 31, 2010, the Company maintained a reserve balance of $3.5 million, equal to 1.23% of gross receivable and over 6 times non-performing loans (“NPLs”). Exhibit I-6 sets forth the Company’s recent loan loss allowance activity.
     Non-operating income has primarily consisted of gains on the sale of securities, which generally have had a relatively minor impact on the Company’s earnings. Other than impairment charges totaling $1.6 million related to $1.5 million of Freddie Mac and Fannie Mae preferred stocks and $104,000 of financial industry related stocks, non-operating items have contributed less than +/- 20 basis points to the Bank’s earnings over the analysis period. During

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.9
Table 1.2
Standard Mutual Holding Company
Historical Income Statements

	For the Fiscal Year Ended September 30,										For the 12 months
	2005		2006		2007		2008		2009		Ended 3/31/10(5)
	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)
	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)
Interest income	$11,652	4.49%	$15,527	4.99%	$18,191	5.47%	$18,679	5.41%	$18,236	4.95%	$18,199	4.63%
Interest expense	(6,252)	-2.41%	(8,394)	-2.70%	(10,075)	-3.03%	(9,237)	-2.67%	(8,091)	-2.20%	(7,239)	-1.84%

Net interest income	$5,400	2.08%	$7,133	2.29%	$8,116	2.44%	$9,442	2.73%	$10,145	2.76%	$10,960	2.79%
Provision for loan losses	0	0.00%	0	0.00%	0	0.00%	(316)	-0.09%	(1,100)	-0.30%	(982)	-0.25%

Net interest income after provisions	$5,400	2.08%	$7,133	2.29%	$8,116	2.44%	$9,126	2.64%	$9,045	2.46%	$9,978	2.54%

Other operating income	$1,313	0.51%	$1,833	0.59%	$2,498	0.75%	$2,545	0.74%	$2,395	0.65%	$2,322	0.59%
Operating expense	(5,930)	-2.29%	(7,373)	-2.37%	(8,036)	-2.42%	(8,169)	-2.36%	(8,698)	-2.36%	(8,396)	-2.14%

Net operating income	$783	0.30%	$1,593	0.51%	$2,578	0.78%	$3,502	1.01%	$2,742	0.74%	$3,904	0.99%

Non-Operating Income
Gain(loss) on sale of loans	$0	0.00%	$0	0.00%	$0	0.00%	$0	0.00%	$0	0.00%	$0	0.00%
Gain(loss) on sale of securities	(27)	-0.01%	398	0.13%	89	0.03%	(1,586)	-0.46%	(597)	-0.16%	(448)	-0.11%
Other non-operating income (expense)	0		(297)		0		0		0		0

Net non-operating income	($27)	-0.01%	$101	0.03%	$89	0.03%	($1,586)	-0.46%	($597)	-0.16%	($448)	-0.11%

Net income before tax	$756	0.29%	$1,694	0.54%	$2,667	0.80%	$1,916	0.55%	$2,145	0.58%	$3,456	0.88%
Income tax provision	101	0.04%	(264)	-0.08%	(607)	-0.18%	(776)	-0.22%	(1)	0.00%	(1,057)	-0.27%

Net income (loss)	$857	0.33%	$1,430	0.46%	$2,060	0.62%	$1,140	0.33%	$2,144	0.58%	$2,399	0.61%

Adjusted Earnings
Net income	$857	0.33%	$1,430	0.46%	$2,060	0.62%	$1,140	0.33%	$2,144	0.58%	$2,399	0.61%
Add(Deduct): Net gain/(loss) on sale	27	0.01%	(101)	-0.03%	(89)	-0.03%	1,586	0.46%	597	0.16%	448	0.11%
Tax effect (2)	(9)	0.00%	34	0.01%	30	0.01%	(539)	-0.16%	(203)	-0.06%	(152)	-0.04%

Adjusted earnings	$875	0.34%	$1,363	0.44%	$2,001	0.60%	$2,187	0.63%	$2,538	0.69%	$2,695	0.69%

Expense coverage ratio (3)	0.91		0.97		1.01		1.16		1.17		1.31
Efficiency ratio (4)	88.3%		82.2%		75.7%		68.1%		69.4%		63.2%

(1)	Ratios are as a percent of average assets.

(2)	Assumes a 34.0% effective tax rate.

(3)	Expense coverage ratio calculated as net interest income before provisions for loan losses divided by operating expenses.

(4)	Efficiency ratio calculated as operating expenses divided by the sum of net interest income before provisions for loan losses plus other income (excluding net gains).

(5)	Ratios have been annualized for the six months ended March 31, 2010.
Sources: Standard’s prospectus, audited & unaudited financial statements and RP Financial calculations.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.10
the trailing twelve months ended March 31, 2010, non-operating losses totaled $448,000, consisting of losses on the sale of securities.
     The Company’s effective tax rate has fluctuated widely during the analysis period, ranging from a tax credit of 13.4% in fiscal 2005 to an effective rate of 40.5% during fiscal 2008. As set forth in the prospectus, the Company’s marginal effective statutory tax rate is 34.2%.
Interest Rate Risk Management
     The Company’s balance sheet is asset-sensitive in the short-term (less than one year) and, thus, the net interest margin will typically benefit during periods of rising and higher interest rates, as well as in the interest rate environment that generally prevailed during 2006 and 2007, in which the yield curve was flat or inverted. Comparatively, the Company’s interest rate spreads will tend to be adversely impacted when short-term interest rates decline and the yield curve steepens. As of March 31, 2010, the FDIC Net Portfolio Value (“NPV”) analysis indicated that a 2.0% instantaneous and sustained increase in interest rates would result in a 4.9% decrease in the Company’s NPV (see Exhibit I-7).
     The Company pursues a number of strategies to manage interest rate risk, particularly with respect to seeking to limit the repricing mismatch between interest rate sensitive assets and liabilities. The Company manages interest rate risk from the asset side of the balance sheet through selling originations of fixed rate 1-4 family loans with terms of 15 years or more, building up its liquidity position in low interest rate environments and diversifying into other types of lending beyond 1-4 family permanent mortgage loans which consists primarily of shorter term fixed rate loans, adjustable rate residential mortgages, and adjustable rate commercial real estate mortgages. As of September 30, 2009, ARM loans comprised 35% of the Company’s total loans due after September 30, 2010 (see Exhibit I-8). On the liability side of the balance sheet, management of interest rate risk has been pursued by utilizing FHLB advances with laddered terms out to five years and by emphasizing growth of lower costing and less interest rate sensitive transaction and statement savings accounts. Transaction and statement savings accounts comprised 61.8% of the Company’s total deposits at March 31, 2010.
     The infusion of stock proceeds will serve to further limit the Company’s interest rate risk exposure, as most of the net proceeds will be redeployed into interest-earning assets and the increase in the Company’s capital position will reduce the proportion of interest rate sensitive liabilities that are funding assets.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.11
Lending Activities and Strategy
     Standard’s lending activities have traditionally emphasized 1-4 family permanent mortgage loans and such loans continue to comprise the largest component of the Company’s loan portfolio. Beyond 1-4 family loans, lending diversification by the Company has emphasized commercial real estate/multi-family loans followed by construction loans. To a lesser extent, the Company originates commercial business loans and consumer loans. Going forward, the Company’s lending strategy is to continue to emphasize diversification of the loan portfolio, particularly with respect to growth of commercial real estate loans. The origination of 1-4 family permanent mortgage loans is expected to remain an active area of lending for the Company, although growth of the 1-4 family loan portfolio will be limited as new loan production will be offset by loan sales of most fixed rate originations with terms of more than 15 years and repayments on the existing portfolio. The Company does not actively seek to build its portfolio of construction loans, but offers such loans on a case by case basis. Exhibit I-9 provides historical detail of the Company’s loan portfolio composition over the past five and one-half fiscal years and Exhibit I-10 provides the contractual maturity of the Company’s loan portfolio by loan type as of March 31, 2010.
     Standard offers both fixed rate and adjustable rate 1-4 family permanent mortgage loans. Loans are underwritten to secondary market guidelines, as the Company’s current philosophy has been to sell most originations of fixed rate loans with terms of more than 15 years. Loans are sold on a servicing retained basis. ARM loans offered by the Company have initial repricing terms of one, three, five, seven or ten years and then reprice annually for the balance of the loan term. ARM loans are indexed to the comparable term treasury rate. The Company does not originate or purchase any Alt-A, sub-prime, interest-only, or option ARM loans for 1-4 family residential properties. As of March 31, 2010, the outstanding balance of 1-4 family loans approximated $139.0 million or 49.2% of total loans outstanding. Home equity loans and lines of credit comprised an additional $43.7 million, or 15.4% of the loan portfolio.
     Construction loans are not a major part of Standard’s lending strategy and totaled only $3.1 million, or 1.1% of total loans, at March 31, 2010. The Company’s 1-4 family construction lending activities consist mostly of commercial construction loans for rental properties, commercial buildings and homes built by developers on speculative, undeveloped property. Construction loans are extended primarily to experienced builders in the Company’s market area. Construction loans are offered up to a LTV ratio of 80.0%. Commercial real estate

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.12
construction loans generally require a commitment for permanent financing to be in place prior to closing. Residential and commercial construction loans are interest only loans during the construction period.
     Most of the Company’s lending diversification is found in the portfolio of commercial real estate and multi-family loans, which are collateralized by properties in the regional lending area. Standard originates commercial real estate and multi-family loans up to a maximum LTV ratio of 80.0% and requires a minimum debt-coverage ratio of 1.25 times. Commercial real estate/multi-family loans are generally originated as adjustable rate loans for terms of up to 30 years. Properties securing the commercial real estate loan portfolio include office buildings, retail space, industrial buildings, mixed-use properties and apartments. At March 31, 2010, the largest commercial real estate/multi-family loan in the Company’s loan portfolio had a balance of $2.4 million, was secured by a first mortgage on land and condominiums, and was performing in accordance with its terms. As of March 31, 2010, the outstanding balance of commercial real estate/multi-family loans totaled $80.9 million, representing 28.6% of total loans outstanding.
     Standard’s diversification into non-mortgage loans has been somewhat limited, consisting of consumer loans and commercial business loans. The consumer loan portfolio, excluding home equity loans and home equity lines of credit, consists of various types of installment loans, loans secured by deposits and personal loans. As of March 31, 2010, the consumer loan portfolio totaled $3.0 million or 1.1% of total loans outstanding.
     Commercial business loans are extended to businesses operating in the local market area. The terms of these loans generally range from less than one year to a maximum of ten years. The loans are either negotiated on a fixed-rate basis or carry adjustable interest rates indexed to a lending rate that is determined internally, or a short-term market rate index. The commercial business loan portfolio consists substantially of loans secured by business assets such as accounts receivable, inventory and equipment. The Company also originates working capital lines credit to finance the short-term business needs of businesses. As of March 31, 2010, the Company had $13.1 million in outstanding commercial business loans (4.6% of total loans outstanding.)
Asset Quality
     The Company’s historical 1-4 family lending emphasis and emphasis on lending in local and familiar markets has generally supported the maintenance of relatively favorable credit

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.13
quality measures; although, with the onset of the recession in the Company’s lending markets, the Company has experienced some credit quality deterioration in its loan portfolio in recent periods. Over the analysis period, Standard’s balance of non-performing assets (“NPAs”) ranged from a low of 0.13% of assets at fiscal year end 2005 to a high of 0.61% of assets at year end 2009. The Company had $1.7 million of NPAs at March 31, 2010, equal to 0.41% of total assets. As shown in Exhibit I-11, NPAs at March 31, 2010 consisted of $0.550 million of non-accruing loans and $1.112 million of foreclosed real estate. The non-accruing loans consisted of nearly equal proportions of residential mortgages and commercial real estate mortgages.
     To track the Company’s asset quality and the adequacy of valuation allowances, the Company has established detailed asset classification policies and procedures which are consistent with regulatory guidelines. Classified assets are reviewed at least quarterly by senior management and the Board. Pursuant to these procedures, when needed, the Company establishes additional valuation allowances to cover anticipated losses in classified or non-classified assets. As of March 31, 2010, reserves totaled $3.5 million, equal to 1.23% of gross loans receivable and over 6 times the balance of NPLs.
Funding Composition and Strategy
     Deposits have consistently served as the Company’s primary funding source and at March 31, 2010 deposits accounted for 87.3% of the Company’s interest-bearing liabilities. Exhibit I-12 sets forth the Company’s deposit composition for the past three and one-quarter fiscal years. Transaction and statement savings account deposits constituted 61.8% of total deposits at March 31, 2010 and 62.3% of total deposits at September 30, 2009. Most of the core deposit growth has consisted of statement savings accounts, which was facilitated by strong customer service and shrinkage among many of the Bank’s competitors. Statement savings accounts comprised 40.3% of the Company’s total deposits at March 31, 2010.
     The balance of the Company’s deposits consists of CDs, which equaled 38.2% of total deposits at March 31, 2010 compared to 47.0% of total deposits at September 30, 2007. Standard’s current CD composition reflects a higher concentration of long -term CDs (maturities of more than one year). The CD portfolio totaled $118.9 million at March 31, 2010 and 71.7% of them were scheduled to mature in more than one year. Exhibit I-13 sets forth the maturity schedule of the Company’s CDs as of March 31, 2010. As of March 31, 2010, jumbo CDs (CD

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.14
accounts with balances of $100,000 or more) amounted to $32.9 million or 27.6% of total CDs. The Company did not maintain any brokered CDs at March 31, 2010.
     Borrowings serve as an alternative funding source for the Company to facilitate management of funding costs and interest rate risk. The Company maintained $42.1 million of FHLB advances at March 31, 2010 with a weighted average rate of 3.97%. The FHLB advances consisted of a mix of short- and long-term borrowings with laddered terms out to five years. The Bank also maintained $2.9 million in repurchase agreements at March 31, 2010. Exhibit I-14 provides further detail of the Company’s borrowings activities during the past three and one-quarter fiscal years.
Legal Proceedings
     The Company is not currently party to any pending legal proceedings that the Company’s management believes would have a material adverse effect on the Company’s financial condition, results of operations or cash flows.

RP® Financial, LC.	MARKET AREA ANALYSIS
II.1
II. MARKET AREA ANALYSIS
Introduction
     Standard generally considers its market area to encompass areas proximate to its branches. As noted in Section One of the valuation, the Bank operates ten community banking offices and one administrative office with a retail banking footprint covering eastern Allegheny County, Bedford County and Westmoreland County in Pennsylvania and the areas in and around Cumberland, Maryland in Allegany County. -Standard’s markets are a mix of regions suburban to Pittsburgh in Allegheny County and more rural townships in Westmoreland, Bedford, and Allegany County. The Maryland branches and two Bedford County branches were acquired when Standard purchased HNB in 2006.
     Standard’s market area covers a fairly broad swath of western Pennsylvania, and operations tend to be influenced by the regional economic trends being experienced in these areas which, in turn, are largely driven by the economic fortunes of Pittsburgh. Standard is also exposed to substantial deposit competition from both smaller locally-based community banking institutions as well as regional and superregional financial institutions with greater financial and other resources. The majority of the markets where the Company operates can be generally characterized as having slow population growth or even population shrinkage in many cases. From a personal income perspective, income levels are typically in the moderate to middle range, reflective of a high proportion of blue collar or hourly workers in the small-to-mid-sized markets where the Bank typically operates. In order to achieve earnings growth and mitigate the impact of its limited growth markets, the Company has adopted an expansion strategy focused both on organic growth as well as growth through acquisition, including the acquisition of branches and whole institutions as the opportunities arise.
     Future business and growth opportunities will be partially influenced by economic and demographic characteristics of the markets served by the Company, particularly the future growth and stability of the regional economy, demographic growth trends, and the nature and intensity of the competitive environment for financial institutions. These factors have been examined to help determine the growth potential that exists for the Company and the relative economic health of the Company’s market area.

RP® Financial, LC.	MARKET AREA ANALYSIS
II.2
National Economic Factors
     The future success of the Bank’s operations is partially dependent upon national economic factors and trends. In assessing economic trends over past few quarters, signs that the U.S. economy was pulling out of the recession became more evident at the start of the third quarter of 2009. However, overall economic conditions remained weak. The July 2009 employment report showed the fewest job losses in a year and the unemployment rate dipped to 9.4%, its first decline in nine months. Retail sales were down slightly in July, raising concerns over the durability of the recovery. However, sales of existing homes jumped 7.2% in July, the fastest pace in nearly two years. July new home sales were up sharply as well, which supported a 4.9% increase in July durable-goods orders. August economic data generally indicated that the recession was nearing an end, as manufacturing output grew for the first time since January 2008 and the “cash for clunkers” program fueled a rebound in August retail sales. August employment data showed fewer than expected job losses, while the unemployment rate rose to a 26 year high of 9.7%. The index of leading indicators rose for the fifth straight month in August, providing another sign of recovery. Second quarter GDP declined at a 0.7% annualized rate, which was better than the 1% decline previously estimated. Other economic data suggested an uneven recovery, as existing home sales slid in August and consumer confidence fell in September. Manufacturing and service sector activity both grew in September, while the U.S. unemployment rate rose to 9.8% in September as employers cut more jobs than expected. As job losses continued to mount, vacancy rates for commercial office space continued to increase during the third quarter. Retail sales fell in September from August as the “cash for clunkers’ program ended, however, excluding autos, retail sales increased slightly in September. New home sales fell in September, while orders for durable goods increased in September. Third quarter GDP increased at a 3.5% annual rate (subsequently revised to 2.2%), marking an apparent end to the recession. Notably, a large portion of GDP growth in the third quarter was generated through federal stimulus programs, bringing into question the sustainability of the recovery without government support.
     October 2009 showed further signs of an economic recovery, even as the labor market continued to struggle. U.S. manufacturing activity expanded for the third month in a row in October, while a net loss of 190,000 jobs in October pushed the October unemployment rate up to 10.2%. Retail sales and the index of leading economic indicators both rose in October, while housing data was mixed raising doubts about the strength of the sector’s recovery. New home

RP® Financial, LC.	MARKET AREA ANALYSIS
II.3
starts tumbled in October, while sales of existing home showed a strong increase in October. Signs of a slow and uneven economic recovery continued to be reflected in the November data. Manufacturing activity continued to grow in November, while the service sector contracted in November after growing in October. Employment data for November reflected the fewest number of job losses since December 2007, which reduced the unemployment rate to 10.0%. The Federal Reserve’s “beige book” released in early-December showed the economy improving moderately, with consumer spending up but commercial real estate weakening. Additional evidence that strength was returning to the economy included a healthy rise in November durable goods orders and manufacturing activity in December expanding at its fastest pace in more than three years. Sales of existing homes were up solidly in November, although construction spending in November was down slightly. Manufacturing activity expanded in December at its fastest pace in more than three years, while the service sector recorded only modest growth in December. Job losses were significantly higher than expected in December, dashing hopes of a near term turnaround in employment. Employers cut 85,000 jobs in December, while the December unemployment rate held steady at 10.0%. The index of leading economic indicators rose 1.1% from November to December for its ninth straight month of gains, while housing data for December was less favorable with both new and existing home sales declining in December. The decline in home sales in December was in part related to a surge in home sales during the fall, as first-time home buyers raced to take advantage of a tax credit before it expired. Fourth quarter GDP increased at an annual rate of 5.7% (subsequently revised to 5.6%), although much of the growth was tied to companies replenishing low inventories that typically only provides a temporary bump in growth.
     Manufacturing activity rose for a sixth straight month in January 2010, with the rate of expansion at its highest point since August 2004. Comparatively, service sector activity remained stable in January. Payrolls unexpectedly fell in January with the loss of 20,000 jobs, but the January unemployment rate surprisingly dropped to a five month low of 9.7%. Retail sales were up in January, although consumer confidence fell in February. Sales of existing homes fell in January and orders for durable goods showed weakness in January, underscoring the uneven progress of the U.S. recovery. The manufacturing and service sectors both showed expansion in February, while the February unemployment rate remained unchanged at 9.7%. The February unemployment report showed a loss of 36,000 jobs, which was fewer than expected. New and existing home sales were lower in February compared to January, but retail sales continued to show an increase for February. U.S. manufacturing and nonmanufacturing

RP® Financial, LC.	MARKET AREA ANALYSIS
II.4
activity continued to grow in March, while the March unemployment rate held steady at 9.7%. Employers added 162,000 jobs in March, but almost one-third of the jobs came from the government’s hiring for the census. A surge in March retail sales and home construction increasing for a third straight month in March provided evidence that the economic recovery was gaining traction. Other signs of the economy gaining momentum included an increase in March existing home sales and a healthy rise in the March index of leading economic indicators. The initial estimate for first quarter GDP growth showed the economy expanded at an annualized rate of 3.2%.
     Positive trends in the economic recovery continued in the second quarter of 2010, as manufacturing activity and retail sales were up in April. The April employment report showed employers added 290,000 jobs, which was more than expected. At the same time, the April unemployment rate increased to 9.9%. Single-family housing starts surged in April, as builders stepped up production ahead of the April 30 deadline for sales qualifying for a federal tax rate. Likewise, sales of existing and new homes showed healthy increases in April, which was also believed in a large part related to home buyers seeking to take advantage of the federal tax credit that was due to expire at the end April. Orders for durable goods rose 2.9% in April, while consumer spending remained flat in April.
     In terms of interest rate trends during the past few quarters, interest rates eased lower at the start of the third quarter of 2009 as investors shunned risk ahead of second quarter earnings reports. Some economic data showing an improving economy and growing belief that the recession was nearing an end pushed long-term Treasury yields up slightly heading into late-July. The upward trend in interest rates continued into the first week of August, as interest rates edged higher following the better-than-expected employment report for July. Long-term Treasury yields eased lower going into the second half of August, as the Federal Reserve concluded its mid-August meeting leaving its key short-term rate near zero and indicated it would stay there for the foreseeable future. Weaker than expected retail sales for July and a decline in July wholesale prices further contributed to the pull back in interest rates. Long-term Treasury yields reversed course after mid-August on the stronger than expected report for July existing home sales. Interest rates stabilized in late-August and remained relatively stable through most of September, as inflation worries remained low amid high unemployment and slack in the economy. News that consumer confidence fell in September pushed Treasury yields lower at the end of the third quarter.

RP® Financial, LC.	MARKET AREA ANALYSIS
II.5
     Mixed economic data and no apparent threat of inflationary pressures supported a stable interest rate environment at the beginning of the fourth quarter of 2009, providing for the continuation of a relatively steep yield curve. Interest rates remained stable through the balance of October, reflecting uncertainty over the sustainability of the economic recovery with consumer confidence declining for the second month in a row. The Federal Reserve concluded its early-November meeting by keeping its target interest rate near zero, which along with the weaker than expected employment report for October sustained a stable interest rate environment into mid-November. Long-term Treasury yields eased lower heading into the second half of November, following comments by the Federal Reserve Chairman that unemployment and troubles in commercial real estate would weigh on the recovery. Long-term Treasury yields dipped in late-November following news of the credit crisis in Dubai. A better than expected jobs report for November moved interest rates higher in early-December. Following the Federal Reserve’s mid-December meeting and decision to hold its target interest rate steady, the spread between short-term and long-term Treasury yields widened further in the final weeks of 2009 as long-term Treasury yields edged higher amid signs that the U.S. economy was improving.
     Interest rates stabilized at the start of 2010 and then edged lower in heading into the second half of January, reflecting uncertainty on the strength of the recovery. The Federal Reserve’s two day meeting in late-January concluded with no change in its key rate target, but offered a slightly rosier economic outlook in its statement. A rise in January consumer confidence, along with the Federal Reserve’s more upbeat assessment of the economy, provided for a slight upward trend in long-term Treasury yields in late-January. Worries that Greece’s debt woes were spreading across Europe and job losses reflected in the January employment report pushed Treasury yields lower in late-January and into early-February. Some positive economic data regarding home prices and industrial output pushed interest rates higher heading in mid-February. Treasury yields rose in mid-February on the Federal Reserve’s decision to raise the discount rate, spurring thoughts of tighter credit for borrowers in general. Weak economic data and indications from the Federal Reserve that short-term interest rates would remain near zero for at least several months pushed long-term Treasury yields lower at the close of February. Comparatively, long-term Treasury yields eased higher during the first half of March, based on better-than-expected reports for February employment data and retail sales. Interest rates stabilized in mid-March following the Federal Reserve’s mid-March meeting, as the Federal Reserve held its target rate steady and signaled that it would be at least several months before they raise short-term interest rates. Weak demand for an auction of five

RP® Financial, LC.	MARKET AREA ANALYSIS
II.6
year Treasury notes and debt worries translated into long-term Treasury yields edging higher at the close of the first quarter.
     Signs of the economic recovery gaining traction pushed Treasury yields higher at the start of the second quarter of 2010, with the 10-year Treasury note yield increasing to 4.0% in early-April. Treasury yields eased lower in mid-April and then were relatively stable for the balance of April, as the consumer price index for March indicated that inflation remained muted and the Federal Reserve concluded its late-April meeting with keeping its target interest rate near zero. Investors fled to the safety of U.S. Treasury debt in early-May amid worries about possible ripple effects form Greece’s credit crisis, with the yield on the 10-year Treasury note moving below 3.5% during the first week of May. April’s producer price index reflecting a low level of inflation at the wholesale level and concerns about the U.S. economy on news that mortgage delinquencies hit a record in the first quarter furthered the decline in long-term Treasury yields in mid-May. The downward trend in long-term Treasury yields continued into late-May, as investors moved to the safety of Treasury bonds amid worries about the health of the global economy and growing tensions between North and South Korea. As of May 28, 2010, the bond equivalent yields for U.S. Treasury bonds with terms of one and ten years equaled 0.34% and 3.31%, respectively, versus comparable year ago yields of 0.48% and 3.67%. Exhibit II-1 provides historical interest rate trends.
     Based on the consensus outlook of 46 economists surveyed by The Wall Street Journal in late-April and early-May of 2010, the economy is expected to expand around 3.2% for 2010 and 2011. GDP growth is not expected to make a significant dent in the unemployment rate, as the surveyed economists on average expected the unemployment rate to only fall to 9.4% by the end of 2010. On average, the respondents said the Federal Reserve would raise its benchmark lending rate to 0.5% at the end of 2010, versus a current rate of between zero and 0.25%.
Market Area Demographics
     The following section presents demographic details regarding the Company’s market area. Table 2.1 displays comparative demographic trends for the four counties that contain a branch of the Bank (Allegheny County, Westmoreland County, and Bedford County in Pennsylvania and Allegany County in Maryland) as well as the Pittsburgh MSA and the State of

RP®Financial, LC.	MARKET AREA ANALYSIS
II.7
Table 2.1
Standard Bank
Summary Demographic Data

	Year			Growth Rate
	2000	2009	2014	2000-2009	2009-2014
Population (000)
Pennsylvania	12,281	12,599	12,700	0.3%	0.2%
Pittsburgh MSA	2,431	2,381	2,342	-0.2%	-0.3%
Allegheny County	1,282	1,230	1,202	-0.5%	-0.5%
Westmoreland County	370	366	361	-0.1%	-0.3%
Bedford County	50	50	50	0.0%	0.0%
Allegany MD	75	73	71	-0.3%	-0.5%

Households (000)
Pennsylvania	4,777	4,959	5,020	0.4%	0.2%
Pittsburgh MSA	996	992	982	0.0%	-0.2%
Allegheny County	537	525	516	-0.3%	-0.3%
Westmoreland County	150	151	150	0.1%	-0.2%
Bedford County	20	20	21	0.4%	0.1%
Allegany MD	29	29	28	-0.2%	-0.4%

Median Household Income ($)
Pennsylvania	40,108	53,225	55,819	3.2%	1.0%
Pittsburgh MSA	37,298	49,992	53,149	3.3%	1.2%
Allegheny County	38,317	51,686	54,771	3.4%	1.2%
Westmoreland County	37,111	48,828	52,033	3.1%	1.3%
Bedford County	32,567	40,264	41,140	2.4%	0.4%
Allegany MD	30,797	37,698	40,330	2.3%	1.4%

Per Capita Income ($)
Pennsylvania	20,880	26,913	28,232	2.9%	1.0%
Pittsburgh MSA	20,779	26,561	27,752	2.8%	0.9%
Allegheny County	22,491	28,655	30,090	2.7%	1.0%
Westmoreland County	19,674	25,371	26,384	2.9%	0.8%
Bedford County	16,316	19,987	20,622	2.3%	0.6%
Allegany MD	16,780	20,456	21,172	2.2%	0.7%

2009 HH Income Dist. (%)	Less Than $25,000	$25,000 to 50,000	$50,000 to 100,000	$100,000 +
Pennsylvania	21.49	25.30	36.88	16.33%
Pittsburgh MSA	23.73	26.28	36.65	13.34%
Allegheny County	23.31	24.89	36.96	14.83%
Westmoreland County	22.52	28.64	36.66	12.17%
Bedford County	27.16	34.54	32.37	5.94%
Allegany MD	33.34	30.59	28.82	7.24%

Source: SNL Financial.

RP® Financial, LC.	MARKET AREA ANALYSIS
II.8
Pennsylvania since 2000. The Allegheny County market area has a total population of approximately 1.2 million and thus represents the largest market area where the Company has a significant presence. Comparatively, the Westmoreland County, Bedford County and Allegany County markets represent small to mid-sized markets with total populations ranging from 50,000 to 366,000. The table indicates that the Company’s markets have experienced a declining population base or limited growth from 2000 to 2009. Specifically, Allegheny County shrunk over the 2000 to 2009 period at a 0.5% compounded annual rate while Allegany County shrunk at a 0.3% compounded rate, and Westmoreland County shrunk at a 0.1% compounded rate. The Bedford County population base was stable over the corresponding period. These trends are projected to continue for the 2009 to 2014 period for all of the market areas. Household growth trends are relatively similar to the population growth trends, except that the rate of shrinkage for the Company’s markets is moderated by the national trend towards a lower average household size.
     Although the population and number of households in the part of the Company’s primary market is projected to decline, per capita income and household income levels within the Company’s markets reflect an underlying stability. Specifically Allegheny County and Westmoreland County markets have per capita income levels which are in a range of 90% to 106% of the state and national averages. Bedford County and Allegany County are in a lower percentile but still mark in over 50%. Per capita income is projected to experience increases over the next five years consistent with statewide projections. Median household incomes in the Company’s markets, excluding Bedford County, are projected to grow faster than Pennsylvania figures. Notwithstanding some of this favorable data, the lower panel of Table 2.1 demonstrates that comparatively few residents in these markets are in the upper income bracket of $100,000 or more.
Regional Economy
     The branch network maintained by Standard exposes the Bank’s operations to regional economic trends of the Pittsburgh MSA. As with many of the surrounding Pennsylvania counties, agriculture still plays an important role in Bedford County. Principal agricultural products include dairy, cattle, hay, and corn. Although Pennsylvania is still one of the nation’s leading manufacturers of steel, heavy industry as a whole has been on a steady decline while light manufacturing of various products remains a mainstay of the local economy, albeit

RP® Financial, LC.	MARKET AREA ANALYSIS
II.9
continuing to be subject to competition from other low-cost areas of the U.S. and foreign competition. The limited economic opportunities provided in many of the Company’s markets has been a key factor limiting population growth and has been the impetus for many Pennsylvanians, particularly in rural areas, to relocate to markets where there are greater economic opportunities.
     Table 2.2 displays the employment by sector for the State of Pennsylvania and the principal markets served by the Bank. Although manufacturing has been on the decline, it still comprises the one of the larger employment sectors in many of the Company’s markets. In this regard, the Company has observed that the surviving manufacturers typically have broadened the scope of their marketing and rely on a broad-range of buyers or markets, which increasingly have included foreign markets.
Table 2.2
Standard Bank, PaSB
Primary Market Area Employment Sectors
(Percent of Labor Force)

		Allegheny	Bedford	Westmoreland	Allegany
Employment Sector	Pennsylvania	County	County	County	County
	(% of Total Employment)
Services	43.3%	51.4%	31.0%	40.2%	42.1%
Government	11.1%	8.6%	10.7%	9.7%	16.9%
Wholesale/Retail Trade	14.6%	13.8%	16.4%	17.7%	15.2%
Finance/Insurance/Real Estate	8.7%	10.6%	4.7%	6.9%	5.4%
Manufacturing	9.3%	5.0%	10.9%	11.1%	7.3%
Construction	5.7%	5.2%	9.8%	6.4%	5.4%
Information	1.7%	2.1%	0.8%	1.1%	1.4%
Transportation/Utility	3.9%	2.9%	8.4%	5.3%	4.8%
Agriculture	1.0%	0.1%	5.6%	0.9%	0.8%
Other	0.7%	0.4%	1.7%	0.6%	0.6%

Total	100.0%	100.0%	100.0%	100.0%	100.0%

(1) Data is as of 2007.
Source: Regional Economic Information System Bureau of Economic Analysis

RP® Financial, LC.	MARKET AREA ANALYSIS
II.10
     The decline in manufacturing employment has been offset by the growth of the services sector, which is now the largest employer in all the markets areas. Examples of the transition to a service economy are evidenced by the largest employers in the Pittsburgh MSA. Allegheny County’s largest employers include the University of Pittsburgh Medical Center (47,000 employees), West Penn Allegheny Health System (11,000 employees), and the University of Pittsburgh (10,700 employees). Westmoreland County’s largest employers are Westmoreland County, United Parcel Service (UPS), and the Westmoreland Regional Hospital. The largest employers in Bedford County include the Wal-Mart Distribution Center, the Pennsylvania State Government, and New Enterprise Stone & Limes Co. The largest employers in Allegany County are Western Md. Health Systems (2350 employees), NewPage Pulp and Paper Services (977 employees), and Frostburg State University (916 employees). As both Allegheny County and Westmoreland County are parts of the Pittsburgh MSA a portion of employees commute from one county to the other.
Unemployment Trends
     Unemployment in the Company’s market area varies according to the size and economic composition of the particular markets. Table 2.3 shows comparative unemployment rates for Pennsylvania, Maryland and select key Pennsylvania markets served by the Bank. Overall, the unemployment data shows that the Company’s markets have been impacted by the national recession. The unemployment rates in Westmoreland and Allegheny County’s have increased relative to the levels prevailing one year ago. The unemployment rates in Bedford County and Allegany County have decreased slightly in the past year. Three of the counties have unemployment rates that remain at or below the national average and their state average. Thus, while the Banks markets never expanded rapidly in the boom years from 2003 to 2007, many of its markets have fared comparatively well as the national recession has progressed.

RP® Financial, LC.	MARKET AREA ANALYSIS
II.11
Table 2.3
Standard Bank, PaSB
Market Area Unemployment Trends

	March, 2009	March, 2010
Region	Unemployment	Unemployment
United States	8.5%	9.7%
Pennsylvania	8.3%	9.4%
Pittsburgh MSA	7.5%	8.9%

Westmoreland County	8.2%	9.3%
Allegheny County	6.8%	8.3%
Bedford County	12.7%	12.3%

Allegany MD	9.4%	7.7%

(1) Unemployment rates are not seasonally adjusted
Source: SNL Financial
Market Area Deposit Characteristics
     Table 2.4 displays deposit trends for thrifts and commercial banks in the state of Pennsylvania as well as the market areas of the Pittsburgh MSA, Westmoreland County, Allegheny County, Bedford County, and Allegany County, MD. Within the Pittsburgh MSA, the Company’s market share is limited and overall deposits have increased in the Pittsburgh MSA by 2.6% over the four-year period through 2009. Commercial banks increased deposits in the Pittsburgh MSA at an annual rate of 9.5%, while savings institutions deposits declined at rate of 4.8% over the period of 2005-2009. The Westmoreland County branches contain the Company’s largest source of deposits and account for a greater market share relative to the Bank’s position in the expansive Pittsburgh market. In Westmoreland County, the Bank recorded a market share of 2.8% deposits, and overall deposits have increased in Westmoreland County by 4.0% over the four-year period through 2009 with commercial banks still holding the greater share of the market. In the Allegheny County market, the Bank recorded a market share of 0.1% of deposits, and overall deposits for the Bank have decreased by 3.2% over the four-year period. Commercial bank deposits have grown 9.4% in the four-year period and commercial banks hold about 80% of the market while savings institutions hold 20%. In Bedford County, the Bank recorded a market share of 3.8% of deposits. In Allegany County, the Bank holds 5.8% of market deposits, commercial banks hold the other 94.2% and deposits for commercial banks grew at a rate of 0.4% a year over the four-year period.

RP® Financial, LC.	MARKET AREA ANALYSIS
II.12
Table 2.4
Standard Bank
Deposit Summary

	As of June 30,						Deposit
	2005			2009			Growth
		Market	Number of		Market	Number of	Rate
	Deposits	Share	Branches	Deposits	Share	Branches	2005-2009
			(Dollars In Thousands)				(%)
Deposit Summary
State of Pennsylvania	$225,238,000	100.0%	4,724	$294,782,000	100.0%	4,789	7.0%
Commercial Banks	161,521,000	71.7%	3,432	227,075,000	77.0%	3,545	8.9%
Savings Institutions	63,717,000	28.3%	1,292	67,707,000	23.0%	1,244	1.5%

Pittsburgh MSA	$56,557,404	100.0%	868	$71,734,776	100.0%	891	6.1%
Commercial Banks	41,011,879	72.5%	538	58,939,109	82.2%	596	9.5%
Savings Institutions	15,545,525	27.5%	330	12,795,667	17.8%	295	-4.8%
Standard Bank	200,999	0.4%	25	222,453	0.3%	8	2.6%

Westmoreland County	$5,505,374	100.0%	139	$6,492,915	100.0%	138	4.2%
Commercial Banks	4,032,614	73.2%	104	4,906,390	75.6%	103	5.0%
Savings Institutions	1,472,760	26.8%	35	1,586,525	24.4%	35	1.9%
Standard Bank	156,646	2.8%	6	183,467	2.8%	5	4.0%

Allegheny County	$40,321,295	100.0%	458	$53,106,698	100.0%	474	7.1%
Commercial Banks	30,181,085	74.9%	261	43,293,846	81.5%	284	9.4%
Savings Institutions	10,140,210	25.1%	197	9,812,852	18.5%	190	-0.8%
Standard Bank	44,353	0.1%	4	38,986	0.1%	3	-3.2%

Bedford County	$596,028	100.0%	25	$665,221	100.0%	25	2.8%
Commercial Banks	539,609	90.5%	23	585,925	88.1%	21	2.1%
Savings Institutions	56,419	9.5%	2	79,296	11.9%	4	8.9%
Standard Bank	0	0.0%	0	25,001	3.8%	2	—

Allegany County, MD	$617,339	100.0%	23	$665,151	100.0%	21	1.9%
Commercial Banks	617,339	100.0%	23	626,818	94.2%	19	0.4%
Savings Institutions	0	0.0%	0	38,333	5.8%	2	—
Standard Bank	0	0.0%	0	38,333	5.8%	2	—

Source: SNL Financial, LC.

RP® Financial, LC.	MARKET AREA ANALYSIS II.13
Deposit Competition
     The Company faces notable competition in both deposit gathering and lending activities, from large regional and superregional financial institutions operating in Pennsylvania, most of which are based inside of Pennsylvania. Securities firms, credit unions and mutual funds also represent major sources of competition in raising deposits. In many cases, these competitors are also seeking to provide some or all of the community-oriented services as the Bank. With regard to lending competition, the Company encounters the most significant competition from the same institutions providing deposit services. In addition, the Company competes with mortgage companies, independent mortgage brokers, and finance companies in originating mortgage loans. Table 2.5 ranks the banks and savings institutions that maintain a branch presence in the Company’s primary market areas based on deposit market share. As of 2009, the Company maintained the fifth largest share of bank and thrift deposits in Allegany County. The company maintained the seventh largest market share of bank and thrift deposits in Bedford County. In Westmoreland County the Company maintained the ninth largest market share of bank and thrift deposits. The Company’s market share in the State of Pennsylvania equaled 0.1% as of June 2009.

RP® Financial, LC.	MARKET AREA ANALYSIS II.14
Table 2.5
Standard Bank, PaSB
2009 Market Area Deposit Competitors

Location	Name
Pennsylvania	PNC Financial Services (19.91%)
Wells Fargo (12.06%)
Royal Bank of Scotland (8.69%)
Banco Santander (4.71%)
Standard (0.09%) rank of 108

Pittsburgh MSA	PNC Financial Services (46.51%)
Bank of New York Mellon (9.59%)
Royal Bank of Scotland (8.82%)
First Niagara Financial (4.78%)
Standard (0.86%) Rank of 25

Allegheny County	PNC Financial Services Group (53.66%)
Bank of New York Mellon Corp. (12.85%)
Royal Bank of Scotland Group (7.83%)
Dollar Bank FSB (4.82%)
Standard (0.07%) Rank of 27

Bedford County	Susquehanna Bancshares Inc. (22.87%)
F.N.B. Corp. (20.02%)
M&T Bank Corp. (18.97%)
First Commonwealth Financial. (15.05%)
Standard (3.76%) Rank of 7

Westmoreland County	PNC Financial Group Services (29.08%)
First Commonwealth Financial (13.00%)
Royal Bank of Scotland Group (11.69%)
S&T Bancorp Inc. (10.73%)
Standard (2.71%) Rank of 9

Allegany County, Maryland	Susquehanna Bancshares Inc. (40.79%)
M&T Bank Corp. (26.14%)
First United Corp. 19.17%)
PNC Financial Services (8.13)
Standard (5.76) Rank of 5

Source: SNL Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS III.1
III. PEER GROUP ANALYSIS
     This chapter presents an analysis of Standard’s operations versus a group of comparable savings institutions (the “Peer Group”) selected from the universe of all publicly-traded savings institutions in a manner consistent with the regulatory valuation guidelines. The basis of the pro forma market valuation of the Company is derived from the pricing ratios of the Peer Group institutions, incorporating valuation adjustments for key differences in relation to the Peer Group. Since no Peer Group can be exactly comparable to Standard, key areas examined for differences are: financial condition; profitability, growth and viability of earnings; asset growth; primary market area; dividends; liquidity of the shares; marketing of the issue; management; and effect of government regulations and regulatory reform.
Peer Group Selection
     The Peer Group selection process is governed by the general parameters set forth in the regulatory valuation guidelines. Accordingly, the Peer Group is comprised of only those publicly-traded savings institutions whose common stock is either listed on a national exchange (NYSE or AMEX), or is NASDAQ listed, since their stock trading activity is regularly reported and generally more frequent than non-publicly traded and closely-held institutions. Institutions that are not listed on a national exchange or NASDAQ are inappropriate, since the trading activity for thinly-traded or closely-held stocks is typically highly irregular in terms of frequency and price and thus may not be a reliable indicator of market value. We have also excluded from the Peer Group those companies under acquisition or subject to rumored acquisition, mutual holding companies and recent conversions, since their pricing ratios are subject to unusual distortion and/or have limited trading history. A recent listing of the universe of all publicly-traded savings institutions is included as Exhibit III-1.
     Ideally, the Peer Group, which must have at least 10 members to comply with the regulatory valuation guidelines, should be comprised of locally- or regionally-based institutions with comparable resources, strategies and financial characteristics. There are approximately 149 publicly-traded institutions nationally and, thus, it is typically the case that the Peer Group will be comprised of institutions with relatively comparable characteristics. To the extent that differences exist between the converting institution and the Peer Group, valuation adjustments will be applied to account for the differences. Since Standard will be a full public company upon

RP® Financial, LC.	PEER GROUP ANALYSIS III.2
completion of the offering, we considered only full public companies to be viable candidates for inclusion in the Peer Group. From the universe of publicly-traded thrifts, we selected ten institutions with characteristics similar to those of the Company. In the selection process, we applied two “screens” to the universe of all public companies that were eligible for consideration:
•	Screen #1 Pennsylvania institutions with assets less than $1 billion and profitable operations on a core basis. Three companies met the criteria for Screen #1 and all three were included in the Peer Group:
•	Harleysville Savings Financial Corp.

•	TF Financial Corp.

•	WVS Financial Corp.
Exhibit III-2 provides financial and public market pricing characteristics of all publicly-traded Pennsylvania thrifts.
•	Screen #2 Mid-Atlantic and Mid-West institutions with assets between $250 million and $750 million, profitable on a core basis, and NPAs less than 3.0% of total assets. Seven companies met the criteria for Screen #2 and all seven were included in the Peer Group:
•	Citizens Community Bancorp of WI

•	Elmira Savings Bank, FSB of NY

•	First Capital, Inc. of IN

•	First Savings Financial Group of IN

•	River Valley Bancorp of IN

•	Rome Bancorp of NY

•	Wayne Savings Bancshares of OH
Exhibit III-3 provides financial and public market pricing characteristics of all publicly-traded Mid-Atlantic and Mid-West thrifts.
     Table 3.1 shows the general characteristics of each of the 10 Peer Group companies and Exhibit III-4 provides summary demographic and deposit market share data for the primary market areas served by each of the Peer Group companies. While there are expectedly some differences between the Peer Group companies and Standard, we believe that the Peer Group companies, on average, provide a good basis for valuation subject to valuation adjustments. The following sections present a comparison of the Company’s financial condition, income and expense trends, loan composition, interest rate risk and credit risk versus the Peer Group as of the most recent publicly available date.

RP® Financial, LC.	PEER GROUP ANALYSIS III.3
     In addition to the selection criteria used to identify the Peer Group companies, a summary description of the key comparable characteristics of each of the Peer Group companies relative to Standard characteristics is detailed below.
•	Harleysville Savings Financial Corp. of Pennsylvania. Comparable market area outside of major metropolitan area in Pennsylvania, size of branch network, return on average assets, loans to assets ratio, low NPAs/assets ratio, and relatively high reserves as a percent of NPLs.

•	TF Financial Corp. of Newtown, Pennsylvania. Comparable market area outside of major metropolitan area in Pennsylvania, size of branch network, relatively high equity-to-assets ratio, comparable return on average assets, borrowings as a percent of assets, and lending diversification emphasis on commercial real estate loans.

•	Citizens Community Bancorp of Eau Claire, Wisconsin. Comparable asset growth, comparable concentration of 1-4 family loans, and level of cash and equivalents as a percent of assets;

•	First Savings Financial Group of Clarksville, Indiana. Comparable asset size, equity to assets ratio, loans as a percent of assets, and loan portfolio composition.

•	Elmira Savings Bank, FSB of Elmira, New York. Comparable asset size, number of branches, suburban/rural market area, loans as a percent of assets, and assets per employee ratio.

•	First Capital, Inc. of Corydon, Indiana. Comparable asset size, equity to assets ratio, loans as a percent of assets.

•	Wayne Savings Bancshares of Wooster, OH. Comparable number of branches, return on average assets ratio, loans as a percent of assets, and borrowings as a percent of assets.

•	River Valley Bancorp of Madison, Indiana. Comparable number of branches, loans as a percent of assets, operating expenses as a percent of average assets, and assets per employee ratio.

•	WVS Financial Corp. of Pittsburgh, Pennsylvania. Pittsburgh market area, low NPAs/assets ratio, and reserves as a percent of loans receivable.

•	Rome Bancorp, Inc. of Rome, New York. Comparable loan portfolio composition, borrowings as a percent of assets, low NPAs/assets ratio, and level of non-interest operating income to average assets. .

RP® Financial, LC.	PEER GROUP ANALYSIS III.4
Table 3.1
Peer Group of Publicly-Traded Thrifts
May 28, 2010

				Operating	Total		Fiscal	Conv.	Stock	Market
Ticker	Financial Institution	Exchange	Primary Market	Strategy(1)	Assets(2)	Offices	Year	Date	Price	Value
									($)	($Mil)
HARL	Harleysville Savings Financial Corp. of PA	NASDAQ	Harleysville, PA	Thrift	$843	7	09-30	08/87	$15.10	$55
THRD	TF Financial Corp. of Newtown PA	NASDAQ	Newtown, PA	Thrift	$716	14	12-31	07/94	$20.89	$56
CZWI	Citizens Community Bancorp Inc. of WI	NASDAQ	Eau Claire, WI	Thrift	$577	27	09-30	11/06	$4.13	$21
FSFG	First Savings Financial Group of IN	NASDAQ	Clarksville, IN	Thrift	$494	7	09-30	12/08	$13.45	$32
ESBK	Elmira Savings Bank, FSB of NY	NASDAQ	Elmira, NY	Thrift	$489	10	12-31	03/85	$15.60	$30
FCAP	First Capital, Inc. of IN	NASDAQ	Corydon, IN	Thrift	$463	13	12-31	01/99	$14.85	$41
WAYN	Wayne Savings Bancshares of OH	NASDAQ	Wooster, OH	Thrift	$406	11	03-31	01/03	$8.25	$25
RIVR	River Valley Bancorp of IN	NASDAQ	Madison, IN	Thrift	$395	9	12-31	12/96	$14.00	$21
WVFC	WVS Financial Corp. of PA	NASDAQ	Pittsburgh, PA	Thrift	$377	6	06-30	11/93	$13.25	$27
ROME	Rome Bancorp, Inc. of Rome NY	NASDAQ	Rome, NY	Thrift	$328	5	12-31	03/05	$9.10	$62

NOTES:	(1)	Operating strategies are: Thrift=Traditional Thrift, M.B.=Mortgage Banker, R.E.=Real Estate Developer, Div.=Diversified and Ret.=Retail Banking.

	(2)	Most recent quarter end available (E=Estimated and P=Pro Forma).
Source: SNL Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS III.5
     In aggregate, the Peer Group companies maintained a lower level of tangible equity than the industry average (9.4% of assets versus 10.0% for all public companies), generated higher core earnings as a percent of average assets (0.48% core ROAA versus a net loss of 0.23% for all public companies), and earned a higher core ROE (4.83% core ROE versus negative 1.33% for all public companies). Overall, the Peer Group’s average P/TB ratio and average core P/E multiple were very close to and lower to the respective averages for all publicly-traded thrifts.

	All
	Publicly-Traded		Peer Group
Financial Characteristics (Averages)
Assets ($Mil)	$3,003		$510
Market capitalization ($Mil)	$362		$38
Tangible equity/assets (%)	10.03%		9.42%
Core return on average assets (%)	(0.25)		0.48
Core return on average equity (%)	(1.33)		4.83

Pricing Ratios (Averages)(1)
Core price/earnings (x)	17.47	x	15.48	x
Price/tangible book (%)	89.19%		89.55%
Price/assets (%)	8.88		7.82

(1)	Based on market prices as of May 28, 2010.
     Ideally, the Peer Group companies would be comparable to Standard in terms of all of the selection criteria, but the universe of publicly-traded thrifts does not provide for an appropriate number of such companies. However, in general, the companies selected for the Peer Group were fairly comparable to the Company, as will be highlighted in the following comparative analysis.
Financial Condition
     Table 3.2 shows comparative balance sheet measures for the Company and the Peer Group, reflecting the expected similarities and some differences given the selection procedures outlined above. The Company’s and the Peer Group’s ratios reflect balances as of March 31, 2010, unless indicated otherwise for the Peer Group companies. Standard’s equity-to-assets ratio of 10.8% was above the Peer Group’s average net worth ratio of 10.2%. Tangible equity-to-assets ratios for the Company and the Peer Group equaled 8.3% and 9.4%, respectively. The Company’s pro forma capital position will increase with the addition of stock proceeds, providing the Company with an equity-to-assets ratio that will substantially exceed the Peer

RP® Financial, LC.	PEER GROUP ANALYSIS III.6
Group’s ratio. The increase in Standard’s pro forma capital position will be favorable from a risk perspective and in terms of future earnings potential that could be realized through leverage and lower funding costs. At the same time, the Company’s higher pro forma capitalization will initially depress return on equity. Both Standard’s and the Peer Group’s capital ratios reflected capital surpluses with respect to the regulatory capital requirements.
     The interest-earning asset compositions for the Company and the Peer Group were somewhat similar, with loans constituting the bulk of interest-earning assets for both Standard and most of the Peer Group. The Company’s loans-to-assets ratio of 68.7% was approximately equal to Peer Group’s average ratio of 64.4%. The Company’s ratio of cash and investments to assets (6.2%) was higher than comparable ratio of 4.6% for the Peer Group. Overall, Standard’s interest-earning assets amounted to 92.2% of assets, which approximated the comparable Peer Group ratio of 94.7%.
     The Peer Group’s non-interest earning assets included bank-owned life insurance (“BOLI”) equal to 1.5% of assets and goodwill/intangibles equal to 0.8% of assets, while the Company maintained BOLI equal to 2.3% of assets goodwill and intangibles of 2.4%.
     Standard’s funding liabilities reflected a funding strategy that was more reliant on deposits than the Peer Group’s. The Company’s deposits equaled 77.2% of assets, which was above the Peer Group’s ratio of 69.0%. The Company’s higher proportion of deposits made up for a lower proportion of borrowings, which were measured at 11.2% of assets versus 19.8% of assets for the Peer Group. The relative equity to assets ratios resulted from the relative level of interest-bearing liabilities as a percent of total assets. Thus the Bank’s slightly higher equity to assets ratio was reflected in a slightly lower ratio of interest bearing liabilities to assets (88.4%) than the Peer Group (88.8%).
     A key measure of balance sheet strength for a thrift institution is its IEA/IBL ratio. Presently, the Company’s IEA/IBL ratio is lower than the Peer Group’s ratio, based on IEA/IBL ratios of 104.4% and 106.6%, respectively. The additional capital realized from stock proceeds should serve to provide Standard with an IEA/IBL ratio that exceeds the Peer Group’s ratio, as the increase in capital provided by the infusion of stock proceeds will serve to lower the level of interest-bearing liabilities funding assets and will be primarily deployed into interest-earning assets.
     The growth rate section of Table 3.2 shows annual growth rates for key balance sheet items. Standard’s and the Peer Group’s growth rates are based on annual growth rates for the

RP® Financial, LC.	PEER GROUP ANALYSIS III.7
twelve months ended March 31, 2010, respectively. Standard recorded asset growth of 7.8%, which exceeded the Peer Group’s asset growth rate of 0.9%. Asset growth for Standard was achieved through growth in cash and investments (11.5% growth rate) supplemented with loan growth (7.2% growth rate). Asset growth for the Peer Group was achieved by an 8.6% increase in cash and investments and a 9.5% increase in loans.
     Asset growth for Standard was funded with a 13.5% increase in deposits, which also funded a 19.8% reduction in borrowings. Similarly, the Peer Group recorded deposit growth of 7.8%, part of which was used to fund an 18.2% decrease in borrowings. The Company’s net worth increased at an annualized rate of 9.9% during the period, which was mostly related to the retention of earnings. Comparatively, the Peer Group’s lower net worth growth of 3.8% was attributable to dividends being paid by most of the Peer Group companies. The Company’s post-conversion capital growth rate will initially be constrained by maintenance of a higher pro forma capital position. Dividend payments and stock repurchases, which would be implemented pursuant to regulatory limitations and guidelines, could also potentially slow the Company’s capital growth rate in the longer term following the stock offering.

RP® Financial, LC.	PEER GROUP ANALYSIS III.8
Table 3.2
Balance Sheet Composition and Growth Rates
Comparable Institution Analysis
As of March 31, 2010

	Balance Sheet as a Percent of Assets										Balance Sheet Annual Growth Rates							Regulatory Capital
	Cash &	MBS &				Borrowed	Subd.	Net	Goodwill	Tng Net		MBS, Cash &			Borrows.	Net	Tng Net
	Equivalents	Invest	BOLI	Loans	Deposits	Funds	Debt	Worth	& Intang	Worth	Assets	Investments	Loans	Deposits	&Subdebt	Worth	Worth	Tangible	Core	Reg.Cap.
Standard Bank PaSB
March 31, 2010	6.2%	17.3%	2.3%	68.7%	77.2%	11.2%	0.0%	10.8%	2.4%	8.3%	7.87%	11.54%	7.15%	13.50%	-19.67%	9.85%	11.85%	8.26%	8.37%	14.68%

All Public Companies
Averages	5.2%	20.5%	1.4%	67.9%	71.9%	15.0%	0.5%	11.6%	0.9%	10.7%	4.01%	12.58%	1.40%	9.72%	-15.73%	1.81%	2.28%	10.62%	10.52%	17.33%
Medians	4.2%	18.1%	1.4%	68.8%	72.3%	12.9%	0.0%	10.2%	0.1%	9.5%	2.49%	7.98%	-0.52%	7.36%	-13.37%	1.26%	1.52%	9.45%	9.37%	14.48%

State of PA
Averages	5.6%	32.1%	1.6%	56.9%	67.4%	20.3%	0.4%	10.9%	0.7%	10.2%	2.52%	15.66%	-1.13%	10.75%	-18.94%	-1.00%	-0.27%	10.05%	9.50%	16.16%
Medians	4.2%	30.1%	1.5%	59.4%	70.4%	11.9%	0.0%	10.1%	0.0%	9.8%	0.77%	12.32%	-0.24%	9.69%	-14.35%	-1.21%	-1.23%	9.74%	8.82%	13.88%

Comparable Group
Averages	4.6%	25.7%	1.5%	64.4%	69.0%	19.8%	0.2%	10.2%	0.8%	9.4%	0.86%	8.57%	9.53%	7.76%	-18.16%	3.75%	2.38%	9.91%	9.37%	14.64%
Medians	3.5%	20.4%	1.6%	67.9%	71.9%	16.3%	0.0%	9.9%	0.6%	8.6%	1.92%	8.99%	-2.45%	7.43%	-16.09%	4.51%	4.21%	8.75%	8.69%	14.20%

Comparable Group
CZWI Citizens Community Bancorp Inc. of WI	6.9%	9.4%	0.0%	78.3%	72.4%	17.3%	0.0%	9.6%	1.1%	8.5%	13.64%	8.99%	13.22%	21.98%	0.48%	-10.55%	-11.26%	9.50%	9.50%	10.20%
ESBK Elmira Savings Bank, FSB of NY	12.2%	20.1%	1.6%	61.0%	70.1%	17.8%	0.0%	11.3%	2.7%	8.6%	2.34%	23.39%	-6.66%	3.36%	-2.83%	4.92%	7.05%	8.69%	8.69%	16.43%
FCAP First Capital, Inc. of IN	4.4%	22.7%	1.2%	66.6%	82.7%	6.6%	0.0%	10.2%	1.2%	9.0%	1.92%	14.46%	-2.99%	8.28%	-38.70%	-1.18%	-1.17%	8.80%	8.80%	14.48%
FSFG First Savings Financial Group of IN	2.7%	19.0%	1.1%	71.8%	73.3%	15.3%	0.0%	10.9%	1.7%	9.2%	NM	NM	97.20%	NM	NM	4.11%	-12.22%	7.76%	7.76%	11.74%
HARL Harleysville Savings Financial Corp. of PA	1.8%	33.3%	1.6%	60.7%	58.3%	34.4%	0.0%	6.1%	0.0%	6.1%	3.61%	-1.71%	5.82%	11.85%	-8.72%	5.50%	5.50%	NA	6.18%	11.63%
RIVR River Valley Bancorp of IN	4.8%	20.8%	2.1%	69.2%	71.4%	18.0%	1.8%	7.9%	0.0%	7.9%	2.88%	19.60%	-2.52%	7.43%	-16.09%	25.35%	25.38%	NA	NA	NA
ROME Rome Bancorp, Inc. of Rome NY	2.3%	4.5%	2.9%	86.8%	67.4%	12.4%	0.0%	18.6%	0.0%	18.6%	-0.91%	23.34%	-2.38%	3.85%	-23.84%	2.95%	2.95%	16.78%	16.78%	23.80%
THRD TF Financial Corp. of Newtown PA	2.3%	19.0%	2.4%	73.3%	77.3%	11.4%	0.0%	10.1%	0.6%	9.5%	-1.10%	3.08%	-3.23%	9.69%	-42.27%	5.11%	5.47%	NA	NA	NA
WVFC WVS Financial Corp. of PA	5.9%	77.1%	0.0%	15.6%	39.9%	51.7%	0.0%	7.7%	0.0%	7.7%	-15.04%	-17.80%	-0.24%	2.59%	-25.77%	-6.23%	-6.23%	7.91%	7.91%	14.20%
WAYN Wayne Savings Bancshares of OH	2.4%	30.9%	1.7%	60.8%	76.8%	13.0%	0.0%	9.1%	0.5%	8.6%	0.40%	3.80%	-2.88%	0.78%	-5.70%	7.50%	8.30%	NA	NA	NA

Source: SNL Financial, LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.
Copyright (c) 2010 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS III.9
Income and Expense Components
     Table 3.3 displays statements of operations for the Company and the Peer Group. The Company’s and the Peer Group’s ratios are based on earnings for the twelve months ended March 31, 2010, unless otherwise indicated for the Peer Group companies. Standard and the Peer Group reported net income to average assets ratios of 0.61% and 0.45%, respectively. Lower loan loss provisions, higher non-interest operating income and lower operating expenses all contributed to the Company’s earnings advantages. The Peer Group recorded higher net interest income than the Bank.
     The Company’s lower net interest margin was attributable to a lower interest income ratio, which was partially offset by the higher interest expense ratio maintained by the Peer Group. The Peer Group’s higher interest income ratio was supported by maintaining a slightly higher level of interest earning assets than the Company. The Company’s lower interest expense ratio was supported by a slightly lower cost of funds (2.11% versus 2.14% for the Peer Group), and a lower ratio of interest bearing liabilities than the Peer Group. Overall, Standard and the Peer Group reported net interest income to average assets ratios of 2.79% and 2.97%, respectively.
     In another key area of core earnings strength, the Company maintained a lower level of operating expenses than the Company (2.14% and 2.38% of average assets, respectively). The Peer Group’s higher operating expense ratio is reflective of the slightly higher ratio of assets per full time equivalent employees ($4.5 million for the Company compared to $4.9 million for the Peer Group), and additional expenses associated with operating a publicly-traded company. On a post-offering basis, the Company’s operating expenses can be expected to increase with the addition of stock benefit plans and certain expenses that result from being a publicly-traded company, with such expenses already impacting the Peer Group’s operating expenses. At the same time, Standard’s capacity to leverage operating expenses will be greater than the Peer Group’s leverage capacity following the increase in capital realized from the infusion of net stock proceeds.
     When viewed together, net interest income and operating expenses provide considerable insight into a thrift’s earnings strength, since those sources of income and expenses are typically the most prominent components of earnings and are generally more predictable than losses and gains realized from the sale of assets or other non-recurring activities. In this regard, as measured by their expense coverage ratios (net interest income

RP® Financial, LC.	PEER GROUP ANALYSIS III.10
Table 3.3
Income as Percent of Average Assets and Yields, Costs, Spreads
Comparable Institution Analysis
For the 12 Months Ended March 31, 2010

		Net Interest Income					Other Income				G&A/Other Exp.		Non-Op. Items		Yields, Costs, and Spreads
					Loss	NII				Total								MEMO:	MEMO:
	Net				Provis.	After	Loan	R.E.	Other	Other	G&A	Goodwill	Net	Extrao.	Yield	Cost	Yld-Cost	Assets/	Effective
	Income	Income	Expense	NII	on IEA	Provis.	Fees	Oper.	Income	Income	Expense	Amort.	Gains	Items	On Assets	Of Funds	Spread	FTE Emp.	Tax Rate
Standard Bank PaSB
March 31, 2010	0.61%	4.63%	1.84%	2.79%	0.25%	2.54%	0.00%	0.00%	0.59%	0.59%	2.14%	0.00%	-0.11%	0.00%	5.04%	2.11%	2.93%	$4,528	34.23%

All Public Companies
Averages	-0.12%	4.83%	1.89%	2.94%	0.93%	2.02%	0.03%	-0.07%	0.81%	0.77%	2.72%	0.09%	-0.04%	0.03%	5.15%	2.17%	2.98%	$6,094	31.66%
Medians	0.25%	4.86%	1.83%	2.98%	0.48%	2.29%	0.00%	-0.01%	0.57%	0.55%	2.63%	0.00%	0.00%	0.00%	5.13%	2.15%	3.01%	$4,858	32.02%

State of PA
Averages	0.24%	4.57%	2.11%	2.46%	0.44%	2.02%	0.02%	-0.03%	0.42%	0.41%	2.01%	0.02%	-0.10%	0.00%	4.82%	2.39%	2.43%	$6,439	29.91%
Medians	0.34%	4.62%	2.12%	2.57%	0.35%	1.99%	0.00%	0.00%	0.36%	0.40%	2.19%	0.00%	-0.05%	0.00%	4.97%	2.38%	2.51%	$5,948	23.38%

Comparable Group
Averages	0.45%	4.88%	1.91%	2.97%	0.36%	2.61%	0.01%	0.01%	0.50%	0.51%	2.38%	0.02%	-0.10%	0.00%	5.15%	2.14%	3.01%	$4,857	24.87%
Medians	0.53%	4.94%	1.81%	3.22%	0.41%	2.82%	0.00%	0.00%	0.52%	0.54%	2.56%	0.01%	0.03%	0.00%	5.24%	2.05%	3.30%	$3,920	22.65%

Comparable Group
CZWI Citizens Community Bancorp Inc. of WI	-0.64%	5.83%	2.36%	3.47%	0.52%	2.95%	0.07%	0.00%	0.36%	0.43%	2.79%	0.06%	-1.55%	0.00%	6.14%	2.66%	3.48%	$2,943	41.39%
ESBK Elmira Savings Bank, FSB of NY	0.92%	4.88%	1.81%	3.07%	0.09%	2.99%	0.00%	0.00%	0.65%	0.65%	2.46%	0.04%	0.25%	0.00%	5.21%	2.06%	3.16%	$4,327	32.43%
FCAP First Capital, Inc. of IN	0.21%	4.94%	1.68%	3.26%	0.95%	2.31%	0.00%	0.00%	0.68%	0.68%	2.86%	0.02%	0.07%	0.00%	5.26%	1.89%	3.37%	$3,377	NM
FSFG First Savings Financial Group of IN	0.51%	5.09%	1.35%	3.74%	0.42%	3.32%	0.00%	-0.02%	0.57%	0.55%	3.00%	0.04%	-0.04%	0.00%	5.43%	1.57%	3.86%	$3,481	18.48%
HARL Harleysville Savings Financial Corp. of PA	0.54%	4.85%	2.83%	2.03%	0.06%	1.97%	0.00%	-0.02%	0.32%	0.30%	1.45%	0.00%	-0.05%	0.00%	5.05%	3.04%	2.01%	$8,969	23.38%
RIVR River Valley Bancorp of IN	0.48%	4.88%	2.29%	2.59%	0.68%	1.91%	0.00%	0.00%	0.82%	0.82%	2.32%	0.00%	0.18%	0.00%	5.15%	2.49%	2.66%	$4,650	10.70%
ROME Rome Bancorp, Inc. of Rome NY	1.06%	5.17%	1.18%	3.99%	0.11%	3.88%	0.00%	0.13%	0.48%	0.61%	2.89%	0.00%	0.03%	0.00%	5.52%	1.47%	4.05%	$3,310	32.40%
THRD TF Financial Corp. of New town PA	0.59%	5.01%	1.81%	3.19%	0.45%	2.74%	0.02%	0.03%	0.36%	0.40%	2.44%	0.00%	0.11%	0.00%	5.26%	2.04%	3.22%	$4,045	22.65%
WVFC WVS Financial Corp. of PA	0.23%	3.21%	2.17%	1.04%	-0.08%	1.12%	0.00%	0.00%	0.18%	0.18%	0.90%	0.00%	-0.06%	0.00%	3.25%	2.38%	0.87%	$9,671	22.44%
WAYN Wayne Savings Bancshares of OH	0.55%	4.94%	1.65%	3.29%	0.41%	2.89%	0.00%	-0.04%	0.57%	0.52%	2.66%	0.02%	0.03%	0.00%	5.21%	1.83%	3.38%	$3,795	19.97%

Source: SNL Financial, LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.
Copyright (c) 2010 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS III.11
divided by operating expenses), the Company’s and the Peer Group’s earnings were comparable. Expense coverage ratios posted by Standard and the Peer Group equaled 1.30x and 1.25x, respectively.
     Sources of non-interest operating income provided a larger contribution to the Company’s earnings, and totaled 0.59% of average assets compared to 0.51% for the Peer Group. The Company’s higher non-interest operating income can be traced to its success in selling non-banking financial services such as mutual funds and annuities to customers, and to its strong core deposit base which generates fee income. Taking non-interest operating income into account in comparing the Company’s and the Peer Group’s earnings, Standard’s efficiency ratio of (operating expenses divided by the sum of non-interest operating income and net interest income) of 63.3% was slightly more favorable than the Peer Group’s ratio of 68.4%.
     Loan loss provisions had a larger impact on the Peer Group’s earnings, with loan loss provisions established by the Company and the Peer Group equaling 0.25% and 0.36% of average assets, respectively. The relatively low level of loan provisions established by both the Company and the Peer Group was indicative of their relatively favorable credit quality measures.
     Non-operating losses had essentially an equal impact on the Company’s and the Peer Group’s earnings, as measured at negative 0.11% and 0.10% of average assets, respectively. Typically, gains and losses generated from the sale of assets are viewed as earnings with a relatively high degree of volatility, particularly to the extent that such gains and losses result from the sale of investments or other assets that are not considered to be part of an institution’s core operations. Extraordinary items were not a factor in either the Company’s or the Peer Group’s earnings.
     Taxes had a larger impact on the Company’s earnings, as the Company and the Peer Group posted effective tax rates of 34.23% and 24.87%, respectively. As indicated in the prospectus, the Company’s effective marginal tax rate is equal to 34.2%.
Loan Composition
     Table 3.4 presents data related to the Company’s and the Peer Group’s loan portfolio compositions (including the investment in MBS). The Company’s loan portfolio composition reflected a higher concentration of 1-4 family permanent mortgage loans and lower concentration of MBS than the Peer Group. Overall, the Peer Group’s and the Company’s loan

RP® Financial, LC.	PEER GROUP ANALYSIS III.12
portfolios, including MBS, displayed nearly equal concentrations of assets (loans and MBS) secured by 1-4 family residential mortgages (51.4% and 50.3%, respectively. Loans serviced for others equaled 4.4% and 7.3% of the Company’s and the Peer Group’s assets, respectively, indicating that the Peer Group’s earnings are more influenced by loan servicing income than the Company’s.
     Diversification into higher risk and higher yielding types of lending was comparable for the Company and the Peer Group. Commercial real estate/multi-family loans represented the most significant area of lending diversification for the Company (20.1% of assets), followed by commercial business loans (3.3% of assets). The Peer Group’s lending diversification was a bit more distributed between commercial real estate/multi-family loans (13.0% of assets), consumer loans (6.1%, which includes home equity and second mortgage loans) and commercial business loans (4.3%). The Peer Group also recorded a higher level of construction/land loans (3.1% of assets).
     Overall, however, the composition of the Company’s assets provided for a slightly lower risk weighted assets-to-assets ratio compared to the Peer Group’s ratio (60.7% versus 61.9% for the Peer Group).

RP® Financial, LC.	PEER GROUP ANALYSIS III.13
Table 3.4
Loan Portfolio Composition and Related Information
Comparable Institution Analysis
As of March 31, 2010

	Portfolio Composition as a Percent of Assets
		1-4	Constr.	5+Unit	Commerc.		RWA/	Serviced	Servicing
Institution	MBS	Family	& Land	Comm RE	Business	Consumer	Assets	For Others	Assets
	(%)	(%)	(%)	(%)	(%)	(%)	(%)	($000)	($000)
Standard Bank PaSB	5.08%	45.31%	0.78%	20.07%	3.26%	0.74%	60.69%	$17,700	$0

All Public Companies
Averages	12.17%	35.01%	5.05%	22.17%	4.56%	2.28%	65.31%	$606,479	$5,873
Medians	10.58%	35.32%	3.90%	21.65%	3.39%	0.61%	65.20%	$45,390	$140

State of PA
Averages	16.69%	36.90%	4.07%	12.57%	1.92%	1.77%	58.08%	$127,238	$684
Medians	16.95%	38.92%	5.12%	10.20%	1.75%	0.38%	58.23%	$8,800	$26

Comparable Group
Averages	13.04%	38.38%	3.05%	12.99%	4.33%	6.13%	61.86%	$37,217	$271
Medians	9.65%	39.59%	2.93%	15.30%	4.78%	2.73%	59.48%	$10,910	$71

Comparable Group
CZWI Citizens Community Bancorp Inc. of WI	8.34%	44.10%	0.00%	0.03%	0.00%	34.40%	95.55%	$0	$0
ESBK Elmira Savings Bank, FSB of NY	12.34%	35.39%	0.31%	11.53%	6.57%	7.82%	55.29%	$131,160	$1,046
FCAP First Capital, Inc. of IN	5.34%	37.15%	4.40%	14.89%	5.36%	5.12%	62.83%	$310	$1
FSFG First Savings Financial Group of IN	8.21%	42.04%	4.80%	15.71%	5.38%	4.50%	28.24%	$540	$0
HARL Harleysville Savings Financial Corp. of PA	17.24%	51.21%	1.43%	6.57%	1.68%	0.15%	55.04%	$1,950	$0
RIVR River Valley Bancorp of IN	7.20%	31.34%	7.32%	25.84%	4.21%	0.96%	70.51%	$91,890	$501
ROME Rome Bancorp, Inc. of Rome NY	0.00%	53.25%	1.46%	15.95%	9.47%	7.34%	73.92%	$19,870	$140
THRD TF Financial Corp. of New tow n PA	10.95%	49.01%	5.45%	18.26%	0.89%	0.38%	58.42%	$95,730	$755
WVFC WVS Financial Corp. of PA	36.93%	6.01%	5.12%	3.54%	1.01%	0.10%	58.23%	$0	$0
WAYN Wayne Savings Bancshares of OH	23.87%	34.34%	0.20%	17.61%	8.69%	0.58%	60.53%	$30,720	$265

Source:	SNL Financial LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but w e cannot guarantee the accuracy or completeness of such information.
Copyright (c) 2010 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS III.14
Credit Risk
     Overall, based on a comparison of credit quality measures, the Company’s credit risk exposure was considered to be lower than the Peer Group’s. As shown in Table 3.5, the Company’s ratios of NPAs to assets and NPLs to loans equaled 0.41% and 0.60%, respectively, significantly lower than the Peer Group’s measures of 1.41% and 1.93% for the Peer Group. The Company’s and Peer Group’s loss reserves as a percent of NPLs were 627.67% and 88.61%, respectively. Loss reserves maintained as percent of net loans receivable equaled 1.23% for the Company, versus 1.01% for the Peer Group. Net loan charge-offs were lower for the Company than for the Peer Group.
Interest Rate Risk
     Table 3.6 reflects various key ratios highlighting the relative interest rate risk exposure of the Company versus the Peer Group. In terms of balance sheet composition, Standard’s interest rate risk characteristics were considered to be slightly less favorable relative to the comparable measures for the Peer Group. Most notably, the Company’s tangible equity-to-assets ratio and IEA/IBL ratio were slightly below the comparable Peer Group ratios. The Company’s level of non-interest earning assets was higher than the Peer Group’s ratio. On a pro forma basis, the infusion of stock proceeds should serve to provide the Company with comparative advantages over the Peer Group’s balance sheet interest rate risk characteristics, with respect to the increases that will be realized in Company’s equity-to-assets and IEA/IBL ratios.
     To analyze interest rate risk associated with the net interest margin, we reviewed quarterly changes in net interest income as a percent of average assets for Standard and the Peer Group. In general, the more significant fluctuations in the Company’s ratios implied that the interest rate risk associated with the Company’s net interest income was greater in comparison to the Peer Group, on average, based on the interest rate environment that prevailed during the period covered in Table 3.6. The stability of the Company’s net interest margin should be enhanced by the infusion of stock proceeds, as interest rate sensitive liabilities will be funding a lower portion of Standard’s assets and the proceeds will be substantially deployed into interest-earning assets.

RP® Financial, LC.	PEER GROUP ANALYSIS III.15
Table 3.5
Credit Risk Measures and Related Information
Comparable Institution Analysis
As of March 31, 2010 or Most Recent Date Available

		NPAs &				Rsrves/
	REO/	90+Del/	NPLs/	Rsrves/	Rsrves/	NPAs &	Net Loan	NLCs/
Institution	Assets	Assets	Loans	Loans	NPLs	90+Del	Chargoffs	Loans
	(%)	(%)	(%)	(%)	(%)	(%)	($000)	(%)
Standard Bank PaSB	0.28%	0.41%	0.60%	1.23%	627.67%	207.64%	$56	0.02%

All Public Companies
Averages	0.50%	3.76%	4.66%	1.66%	65.93%	49.43%	$1,472	0.65%
Medians	0.23%	2.59%	3.64%	1.35%	45.60%	40.59%	$448	0.28%

State of PA
Averages	0.40%	2.79%	3.55%	1.20%	49.77%	41.80%	$1,171	0.41%
Medians	0.17%	2.58%	3.50%	1.22%	36.90%	34.21%	$334	0.17%

Comparable Group
Averages	0.14%	1.41%	1.93%	1.01%	88.61%	57.39%	$507	0.29%
Medians	0.06%	1.56%	2.06%	1.09%	58.90%	43.20%	$291	0.14%

Comparable Group
CZWI Citizens Community Bancorp Inc. of WI	0.00%	1.46%	1.85%	0.63%	33.25%	29.96%	$804	0.71%
ESBK Elmira Savings Bank, FSB of NY	0.11%	0.93%	1.34%	1.00%	76.02%	67.29%	$425	0.55%
FCAP First Capital, Inc. of IN	0.21%	2.35%	2.73%	1.60%	56.89%	46.16%	$347	0.44%
FSFG First Savings Financial Group of IN	0.18%	1.65%	2.27%	1.19%	60.90%	52.63%	$234	0.26%
HARL Harleysville Savings Financial Corp. of PA	0.00%	0.23%	0.13%	0.45%	360.12%	119.06%	$14	0.01%
RIVR River Valley Bancorp of IN	0.02%	2.50%	3.17%	1.08%	29.50%	28.68%	$2,473	-0.32%
ROME Rome Bancorp, Inc. of Rome NY	0.00%	0.58%	0.63%	0.76%	121.17%	111.13%	$1	0.00%
THRD TF Financial Corp. of New tow n PA	0.16%	2.14%	2.67%	1.16%	43.50%	40.23%	$11	0.01%
WVFC WVS Financial Corp. of PA	0.00%	0.43%	2.73%	1.09%	39.83%	39.83%	$0	0.00%
WAYN Wayne Savings Bancshares of OH	0.71%	1.78%	1.73%	1.12%	64.94%	38.89%	$756	1.20%

Source:	SNL Financial LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but w e cannot guarantee the accuracy or completeness of such information.
Copyright (c) 2010 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS III.16
Table 3.6
Interest Rate Risk Measures and Net Interest Income Volatility
Comparable Institution Analysis
As of March 31, 2010 or Most Recent Date Available

	Balance Sheet Measures
	Tang.		Non-Earn.
	Equity/	IEA/	Assets/	Quarterly Change in Net Interest Income
Institution	Assets	IBL	Assets	3/31/2010	12/31/2009	9/30/2009	6/30/2009	3/31/2009	12/31/2008
	(%)	(%)	(%)			(change in net interest income is annualized in basis points)
Standard Bank PaSB	8.3%	104.4%	7.8%	2	15	15	-13	-6	5

All Public Companies	10.6%	106.6%	6.3%	5	7	8	1	-4	-1
State of PA	10.2%	107.5%	5.4%	2	5	3	-7	-11	6

Comparable Group
Averages	9.4%	106.6%	5.3%	8	4	5	-6	-3	7
Medians	8.6%	105.5%	5.6%	4	6	9	-4	3	4

Comparable Group
CZWI Citizens Community Bancorp Inc. of WI	8.5%	105.5%	5.4%	26	18	6	23	6	4
ESBK Elmira Savings Bank, FSB of NY	8.6%	106.1%	6.7%	-1	-1	20	-62	34	6
FCAP First Capital, Inc. of IN	9.0%	104.9%	6.3%	37	-20	8	-6	-5	-20
FSFG First Savings Financial Group of IN	9.2%	105.4%	6.6%	2	NA	NA	20	12	42
HARL Harleysville Savings Financial Corp. of PA	6.1%	103.3%	4.2%	5	13	9	-25	10	-2
RIVR River Valley Bancorp of IN	7.9%	103.9%	5.2%	11	6	10	-14	-7	-2
ROME Rome Bancorp, Inc. of Rome NY	18.6%	117.3%	6.4%	26	9	-1	-2	-9	7
THRD TF Financial Corp. of New tow n PA	9.5%	106.7%	5.4%	2	5	12	6	10	-7
WVFC WVS Financial Corp. of PA	7.7%	107.6%	1.4%	-4	-3	-26	-16	-77	39
WAYN Wayne Savings Bancshares of OH	8.6%	104.8%	5.8%	-19	11	10	11	-1	3

NA=Change is greater than 100 basis points during the quarter.

Source:	SNL Financial LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but w e cannot guarantee the accuracy or completeness of such information.
Copyright (c) 2010 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS III.17
Summary
     Based on the above analysis, RP Financial concluded that the Peer Group forms a reasonable basis for determining the pro forma market value of the Company. Such general characteristics as asset size, capital position, interest-earning asset composition, funding composition, core earnings measures, loan composition, credit quality and exposure to interest rate risk all tend to support the reasonability of the Peer Group from a financial standpoint. Those areas where differences exist will be addressed in the form of valuation adjustments to the extent necessary.

RP® Financial, LC.	VALUATION ANALYSIS
IV.1
IV. VALUATION ANALYSIS
Introduction
     This chapter presents the valuation analysis and methodology, prepared pursuant to the regulatory valuation guidelines, and valuation adjustments and assumptions used to determine the estimated pro forma market value of the common stock to be issued in conjunction with the Company’s conversion transaction.
Appraisal Guidelines
     The OTS written appraisal guidelines, which have been adopted in practice by the FDIC and the Pennsylvania Department of Banking, specify the market value methodology for estimating the pro forma market value of an institution pursuant to a mutual-to-stock conversion. Pursuant to this methodology: (1) a peer group of comparable publicly-traded institutions is selected; (2) a financial and operational comparison of the subject company to the peer group is conducted to discern key differences; and (3) a valuation analysis in which the pro forma market value of the subject company is determined based on the market pricing of the peer group as of the date of valuation, incorporating valuation adjustments for key differences. In addition, the pricing characteristics of recent conversions, both at conversion and in the aftermarket, must be considered.
RP Financial Approach to the Valuation
     The valuation analysis herein complies with such regulatory approval guidelines. Accordingly, the valuation incorporates a detailed analysis based on the Peer Group, discussed in Chapter III, which constitutes “fundamental analysis” techniques. Additionally, the valuation incorporates a “technical analysis” of recently completed stock conversions, including closing pricing and aftermarket trading of such offerings. It should be noted that these valuation analyses cannot possibly fully account for all the market forces which impact trading activity and pricing characteristics of a particular stock on a given day.
     The pro forma market value determined herein is a preliminary value for the Company’s to-be-issued stock. Throughout the conversion process, RP Financial will: (1) review changes in Standard’s operations and financial condition; (2) monitor Standard’s operations and financial

RP® Financial, LC.	VALUATION ANALYSIS
IV.2
condition relative to the Peer Group to identify any fundamental changes; (3) monitor the external factors affecting value including, but not limited to, local and national economic conditions, interest rates, and the stock market environment, including the market for thrift stocks; and (4) monitor pending conversion offerings (including those in the offering phase), both regionally and nationally. If material changes should occur during the conversion process, RP Financial will evaluate if updated valuation reports should be prepared reflecting such changes and their related impact on value, if any. RP Financial will also prepare a final valuation update at the closing of the offering to determine if the prepared valuation analysis and resulting range of value continues to be appropriate.
     The appraised value determined herein is based on the current market and operating environment for the Company and for all thrifts. Subsequent changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or major world events), which may occur from time to time (often with great unpredictability) may materially impact the market value of all thrift stocks, including Standard’s value, or Standard’s value alone. To the extent a change in factors impacting the Company’s value can be reasonably anticipated and/or quantified, RP Financial has incorporated the estimated impact into the analysis.
Valuation Analysis
     A fundamental analysis discussing similarities and differences relative to the Peer Group was presented in Chapter III. The following sections summarize the key differences between the Company and the Peer Group and how those differences affect the pro forma valuation. Emphasis is placed on the specific strengths and weaknesses of the Company relative to the Peer Group in such key areas as financial condition, profitability, growth and viability of earnings, asset growth, primary market area, dividends, liquidity of the shares, marketing of the issue, management, and the effect of government regulations and/or regulatory reform. We have also considered the market for thrift stocks, in particular new issues, to assess the impact on value of the Company coming to market at this time.
1. Financial Condition
     The financial condition of an institution is an important determinant in pro forma market value because investors typically look to such factors as liquidity, capital, asset composition and

RP® Financial, LC.	VALUATION ANALYSIS
IV.3
quality, and funding sources in assessing investment attractiveness. The similarities and differences in the Company’s and the Peer Group’s financial strengths are noted as follows:
•	Overall A/L Composition. In comparison to the Peer Group, the Company’s interest-earning asset composition showed a higher concentration of loans and a lower concentration of investments. The Peer Group reflected more diversification into higher risk and higher yielding types of loans. Overall, in comparison to the Peer Group, the Company’s interest-earning asset composition provided for a lower yield earned on interest-earning assets and a slightly lower risk weighted assets-to-assets ratio. Standard’s funding composition reflected a higher level of deposits and a lower level of borrowings than the Peer Group averages, which translated into a slightly lower cost of funds for the Company. Overall, as a percent of assets, the shortfall between the Company’s and Peer Group’s ratio of interest-earning assets was proportionately greater than the difference between the Company’s lower level of interest-bearing liabilities relative to the Peer Group, which resulted in a lower IEA/IBL ratio for the Company. After factoring in the impact of the net stock proceeds, the Company’s IEA/IBL ratio should exceed the Peer Group’s ratio. On balance, RP Financial concluded that no adjustment was warranted for this factor.

•	Credit Quality. The Company’s ratios for non-performing assets and non-performing loans were more favorable than the Peer Group ratios. Loss reserves as a percent of non-performing loans and as a percent of loans were higher for the Company. Net loan charge-offs were a slightly larger factor for the Peer Group. As noted above, the Company’s risk weighted assets-to-assets ratio was slightly lower than the Peer Group’s ratio. Overall, RP Financial concluded that credit quality was a positive factor in our adjustment for financial condition.

•	Balance Sheet Liquidity. The Company operated with a lower level of cash and investment securities relative to the Peer Group (23.5% of assets versus 30.3% for the Peer Group). Following the infusion of stock proceeds, the Company’s cash and investments ratio is expected to increase as the proceeds retained at the holding company level will be initially deployed into investments. The Company’s future borrowing capacity was considered to be greater than the Peer Group’s, given the higher level of borrowings currently funding the Peer Group’s assets. Overall, however, RP Financial concluded that balance sheet liquidity warranted no adjustment.

•	Funding Liabilities. The Company’s interest-bearing funding composition reflected a higher concentration of deposits and a lower concentration of borrowings relative to the comparable Peer Group ratios, which translated into a lower cost of funds for the Company. Total interest-bearing liabilities as a percent of assets were slightly lower for the Company compared to the Peer Group’s ratio, which was attributable to Standard’s higher capital position. Following the stock offering, the increase in the Company’s capital position will reduce the level of interest-bearing liabilities funding the Company’s assets. Overall, RP Financial concluded that funding liabilities were a slightly positive factor in our adjustment for financial condition.

•	Capital. The Company currently operates with a lower tangible equity-to-assets ratio than the Peer Group. However, following the stock offering, Standard’s pro forma capital position will exceed the Peer Group’s equity-to-assets ratio. The increase in the Company’s pro forma capital position will result in greater leverage potential and reduce the level of interest-bearing liabilities utilized to fund assets. At the same

RP® Financial, LC.	VALUATION ANALYSIS
IV.4
time, the Company’s more significant capital surplus will likely result in a substantially lower ROE. On balance, RP Financial concluded that capital strength was a slightly positive factor in our adjustment for financial condition.
     On balance, Standard’s balance sheet strength was considered to be slightly favorable to the Peer Group’s and, thus, a slight upward adjustment was applied for the Company’s financial condition.
2. Profitability, Growth and Viability of Earnings
     Earnings are a key factor in determining pro forma market value, as the level and risk characteristics of an institution’s earnings stream and the prospects and ability to generate future earnings heavily influence the multiple that the investment community will pay for earnings. The major factors considered in the valuation are described below.
•	Reported Earnings. The Company’s reported earnings slightly exceeded the Peer Group’s on an ROAA basis (0.61% of average assets versus 0.45% for the Peer Group). The Peer Group maintained more favorable ratios for net interest income, but the Bank recorded lower loan loss provisions, higher non-interest operating income and lower operating expenses. The earnings impact of non-operating items was essentially the same. Reinvestment of stock proceeds into interest-earning assets will increase the Company’s earnings, although reinvestment earnings will be partly offset by higher operating expenses associated with operating as a publicly-traded company and the implementation of stock benefit plans. Overall, the Company’s pro forma reported earnings were considered to be favorable to the Peer Group’s and, thus, RP Financial concluded that a slight upward adjustment was appropriate for the Company’s reported earnings in our adjustment for profitability, growth and viability of earnings.

•	Core Earnings. Net interest income, operating expenses, non-interest operating income and loan loss provisions were reviewed in assessing the relative strengths and weaknesses of the Company’s and the Peer Group’s core earnings. In these measures, the Company operated with a lower net interest margin, a lower operating expense ratio and a lower higher of non-interest operating income. The Company’s lower net interest income ratio was largely offset by the lower operating expense ratio, which translated into a slightly favorable expense coverage ratio and efficiency ratio relative to the Peer Group. Loan loss provisions had a less significant impact on the Company’s earnings. Overall, these measures, as well as the expected earnings benefits the Company should realize from the redeployment of stock proceeds into interest-earning assets and leveraging of post-conversion capital, which will be somewhat negated by expenses associated with the stock benefit plans and operating as a publicly-traded company, indicate that the Company’s pro forma core earnings will be remain favorable to the Peer Group’s core earnings. Therefore, RP Financial concluded that a slight upward adjustment was warranted for the Company’s core earnings in our adjustment for profitability, growth and viability of earnings.

RP® Financial, LC.	VALUATION ANALYSIS
IV.5
•	Interest Rate Risk. Quarterly changes in the Company’s and the Peer Group’s net interest income to average assets ratios indicated a higher degree of volatility was associated with the Company’s net interest margin. Other measures of interest rate risk, such as tangible capital and IEA/IBL ratios and the level of non-interest earning assets were more favorable for the Peer Group. On a pro forma basis, the infusion of stock proceeds can be expected to provide the Company with equity-to-assets and IEA/IBL ratios that will be above the Peer Group ratios, as well as enhance the stability of the Company’s net interest margin through the reinvestment of stock proceeds into interest-earning assets. On balance, RP Financial concluded that interest rate risk was a neutral factor in our adjustment for profitability, growth and viability of earnings.

•	Credit Risk. Loan loss provisions were a larger factor in the Peer Group’s earnings. In terms of future exposure to credit quality related losses, the Company maintained a higher concentration of assets in loans, while lending diversification into higher risk types of loans was similar for the Company and the Peer Group. Credit quality measures for NPAs and loss reserves as a percent of NPLs and loans were more favorable for the Company. Overall, RP Financial concluded that credit risk was a slightly positive factor in our adjustment for profitability, growth and viability of earnings.

•	Earnings Growth Potential. Several factors were considered in assessing earnings growth potential. First, the Company maintained a lower yield-cost spread than the Peer Group, which would tend to support a lower net interest margin going forward for the Company. Second, the infusion of stock proceeds will provide the Company with more significant growth potential through leverage than currently maintained by the Peer Group. Third, the Company’s higher ratio of non-interest operating income and lower operating expense ratio were viewed as advantages to sustain earnings growth during periods when net interest margins come under pressure as the result of adverse changes in interest rates. Overall, earnings growth potential was considered to be a slightly positive factor in our adjustment for profitability, growth and viability of earnings.

•	Return on Equity. Currently, the Company’s core ROE is similar to the Peer Group’s ROE. Accordingly, as the result of the significant increase in capital that will be realized from the infusion of net stock proceeds into the Company’s equity, the Company’s pro forma return on equity on a core earnings basis will be less than the Peer Group’s return on equity ratio. Accordingly, this was a negative factor in the adjustment for profitability, growth and viability of earnings.
     On balance, Standard’s pro forma earnings strength was considered to be slightly favorable to the Peer Group’s and, thus, a slight upward adjustment was applied for profitability, growth and viability of earnings.

RP® Financial, LC.	VALUATION ANALYSIS
IV.6
3. Asset Growth
     The Company’s asset growth rate exceeded the Peer Group’s growth rate during the period covered in our comparative analysis. Asset growth for the Company and the Peer Group consisted of lower yielding cash and cash equivalents and loans, with the Peer Group recording a more even growth distribution while the Company showed higher growth in cash and investments. On a pro forma basis, the Company’s tangible equity-to-assets ratio will exceed the Peer Group’s tangible equity-to-assets ratio, indicating greater leverage capacity for the Company, although most of the growth is projected to occur in lower yielding cash and investments until market conditions improve enough to stimulate demand for the types of high quality loans that the Bank is accustomed to originating. On balance, no adjustment was applied for asset growth.
4. Primary Market Area
     The general condition of an institution’s market area has an impact on value, as future success is in part dependent upon opportunities for profitable activities in the local market served. Standard serves customers in communities located on the outskirts of suburban Pittsburgh and in other, more rural areas of Southwestern Pennsylvania and northwestern Maryland. These areas are shrinking in population and in households and have steady but not unlimited lending opportunities. The Company competes against significantly larger institutions that provide a larger array of services and have significantly larger branch networks than maintained by Standard, and other financial institutions who are focused on the local communities in which they operate.
     The Peer Group companies generally operate in suburban and rural markets with more favorable demographic trends (Exhibit III-4 displays market area demographics for the Peer Group). Thus, on balance, we concluded that a moderate downward adjustment was appropriate for the Company’s market area.
5. Dividends
     At this time the Company has not established a dividend policy. Future declarations of dividends by the Board of Directors will depend upon a number of factors, including investment opportunities, growth objectives, financial condition, profitability, tax considerations, minimum

RP® Financial, LC.	VALUATION ANALYSIS
IV.7
capital requirements, regulatory limitations, stock market characteristics and general economic conditions.
     Eight out of the ten of the Peer Group companies pay regular cash dividends, with implied dividend yields ranging from 2.91% to 6.00%. The average dividend yield on the stocks of the Peer Group institutions equaled 3.65% as of May 28, 2010. As of May 28, 2010, approximately 64% of all fully-converted publicly-traded thrifts had adopted cash dividend policies (see Exhibit IV-1), exhibiting an average yield of 2.01%. The dividend paying thrifts generally maintain higher than average profitability ratios, facilitating their ability to pay cash dividends.
     While the Company has not established a definitive dividend policy prior to converting, the Company will have the capacity to pay a dividend comparable to the Peer Group’s average dividend yield based on pro forma earnings and capitalization. On balance, we concluded that no adjustment was warranted for this factor.
6. Liquidity of the Shares
     The Peer Group is by definition composed of companies that are traded in the public markets. Nine of the Peer Group members trade on the NASDAQ and one trades on the AMEX. Typically, the number of shares outstanding and market capitalization provides an indication of how much liquidity there will be in a particular stock. The market capitalization of the Peer Group companies ranged from $21.1 million to $61.8 million as of May 28, 2010, with average and median market values of $37.1 million and $31.2 million, respectively. The shares issued and outstanding to the public shareholders of the Peer Group members ranged from 1.5 million to 6.8 million, with average and median shares outstanding of 3.2 million and 2.7 million, respectively. The Company’s stock offering is expected to have a pro forma market value and shares outstanding that will be within the range of the Peer Group’s averages and medians. Like nine out of the ten Peer Group companies, the Company’s stock will be quoted on the NASDAQ following the stock offering. Overall, we anticipate that the Company’s public stock will have a comparable trading market as the Peer Group companies on average and, therefore, concluded no adjustment was necessary for this factor.

RP® Financial, LC.	VALUATION ANALYSIS
IV.8
7. Marketing of the Issue
     We believe that three separate markets exist for thrift stocks, including those coming to market such as Standard: (1) the after-market for public companies, in which trading activity is regular and investment decisions are made based upon financial condition, earnings, capital, ROE, dividends and future prospects; (2) the new issue market in which converting thrifts are evaluated on the basis of the same factors, but on a pro forma basis without the benefit of prior operations as a fully-converted publicly-held company and stock trading history; and (3) the acquisition market for thrift franchises in Pennsylvania. All three of these markets were considered in the valuation of the Bank’s to-be-issued stock.
     A. The Public Market
     The value of publicly-traded thrift stocks is easily measurable, and is tracked by most investment houses and related organizations. Exhibit IV-1 provides pricing and financial data on all publicly-traded thrifts. In general, thrift stock values react to market stimuli such as interest rates, inflation, perceived industry health, projected rates of economic growth, regulatory issues and stock market conditions in general. Exhibit IV-2 displays historical stock market trends for various indices and includes historical stock price index values for thrifts and commercial banks. Exhibit IV-3 displays historical stock price indices for thrifts only.
     In terms of assessing general stock market conditions, the performance of the overall stock market has been mixed in recent quarters. Stocks started the fourth quarter of 2009 with a sell-off, as investors reacted negatively to economic data showing a slowdown in manufacturing activity from August to September and more job losses than expected for September. Energy and material stocks led a stock market rally heading into mid-October, as stock markets rallied around the world. Good earnings reports from J.P. Morgan Chase and Intel pushed the Dow Jones Industrial Average (“DJIA”) above a 10000 close in mid-October. Mixed economic data and concerns of the sustainability of the recovery following the removal of the federal stimulus programs provided for volatile trading at the close of October. Stocks moved higher in early-November, with the DJIA topping 10000 again on renewed optimism about the economy aided by a report that manufacturing activity rose around the world in October. Expectations that interest rates and inflation would remain low, following a weaker than expected employment report for October, sustained the rally heading into mid-November. The DJIA hit new highs for the year in mid-November, as investors focused on upbeat earnings from major retailers, signs of economic growth in Asia and the Federal Reserve’s commitment

RP® Financial, LC.	VALUATION ANALYSIS
IV.9
to low interest rates. Stocks traded unevenly through the second half of November, reflecting investor uncertainty over the strength of the economic recovery and Dubai debt worries. Easing fears about the Dubai debt crisis, along with a favorable employment report for November, served to bolster stocks at the end of November and into early-December. Mixed economic data, including a better-than-expected increase in November retail sales and November wholesale inflation rising more than expected, sustained a narrow trading range for the broader stock market heading into mid-December. Worries about the state of European economies and the dollar’s surge upended stocks in mid-December. Helped by some positive economic data and acquisition deals in mining and health care, the DJIA posted gains for six consecutive sessions in late-December. Overall, the DJIA closed up 18.8% for 2009, which was 26.4% below its all time high.
     Stocks started 2010 in positive territory on mounting evidence of a global manufacturing rebound, while mixed earnings reports provided for an up and down market in mid-January. The DJIA moved into negative territory for the year heading in into late-January, with financial stocks leading the market lower as the White House proposed new limits on the size and activities of big banks. Technology stocks led the broader market lower at the close of January, as disappointing economic reports dampened growth prospects for 2010. Concerns about the global economy and European default worries pressured stocks lower in early-February, as the DJIA closed below 10000 for the first time in three months. Upbeat corporate earnings and some favorable economic news out of Europe and China help stocks to rebound in mid-February. The positive trend in the broader stock market continued into the second half of February, as investors seized on mild inflation data and more signs that the U.S. economy was recovering. Weak economic data pulled stocks lower at the end of February, although the 2.6% increase in the DJIA for the month of February was its strongest showing since November.
     The DJIA moved back into positive territory for 2010 in early-March, as the broader market rallied on a better-than-expected employment report for February. Stocks trended higher through mid-March, with the DJIA closing up for eight consecutive trading sessions. Factors contributing to the eight day winning streak in the DJIA included bullish comments by Citigroup, expectations of continued low borrowing costs following the Federal Reserve’s mid-March meeting that concluded with keeping its target rate near zero and a brightening manufacturing outlook. Following a one day pull back, the positive trend in the broader market continued heading into late-March. Gains in the health-care sector following the passage of health-care legislation, better-than-expected existing home sales in February, first time jobless

RP® Financial, LC.	VALUATION ANALYSIS
IV.10
claims falling more than expected and solid earnings posted by Best Buy all contributed to the positive trend in stocks. The DJIA moved to a 19-month high approaching the end of the first quarter, as oil stocks led the market higher in response to new evidence of global economic strength. Overall, the DJIA completed its best first quarter since 1999, with a 4.1% increase for the quarter.
     More signs of the economy gaining strength sustained the positive trend in the broader stock market at the start of the second quarter of 2010. The DJIA closed above 11000 heading into mid-April, based on growing optimism about corporate earnings and a recovering economy. Fraud charges against Goldman Sachs halted a six day rally in the market in mid-April, as financial stocks led a one day sell-off in the broader market. The broader stock market generally sustained a positive trend during the second half of April, with encouraging first quarter earnings reports and favorable economic data supporting the gains. Financial stocks lead the broader stock market lower at the end of April on news of a criminal investigation of Goldman Sachs. The sell-off in the stock market sharpened during the first week of May, largely on the basis of heightened concerns about possible ripple effects from Greece’s credit crisis. Stocks surged after European Union leaders agreed to a massive bailout to prevent Greece’s financial troubles from spreading throughout the region, but then reversed course heading into the second half of May on continued worries about the fallout from Europe’s credit crisis and an unexpected increase in U.S. jobless claims. China’s promise not to unload its European debt sparked a one-day rally in late-May, which was followed by a lower close for the DJIA on the last trading day of May as a downgrade of Spain’s credit rekindled investors’ fears about Europe’s economy. Overall, it was the worst May for the DJIA since 1940. On May 28, 2010, the DJIA closed at 10136.63, an increase of 19.2% from one year ago and a decrease of 2.8% year-to-date, and the NASDAQ closed at 2257.04, an increase of 27.2% from one year ago and a decrease of 0.5% year-to-date. The Standard & Poor’s 500 Index closed at 1089.41 on May 28, 2010, an increase of 18.5% from one year ago and a decrease of 2.3% year-to-date.
     The market for thrift stocks has been somewhat uneven in recent quarters, but in general has underperformed the broader stock market. Some disappointing economic data pushed thrift stocks along with the broader market lower at the beginning of the fourth quarter of 2009. Thrift stocks rebounded modestly through mid-October, aided by a rally in the broader stock market and a strong earnings report from J.P. Morgan Chase. Concerns of more loan losses and a disappointing report on September new home sales provided for a modest retreat

RP® Financial, LC.	VALUATION ANALYSIS
IV.11
in thrift prices in late-October. After bouncing higher on a better-than-expected report for third quarter GDP growth, financial stocks led the broader market lower at the end of October in the face of a negative report on consumer spending. In contrast to the broader market, thrift stocks edged lower following the Federal Reserve’s early-November statement that it would leave the federal funds rate unchanged. Thrift stocks rebounded along with the broader market going into mid-November, following some positive reports on the economy and comments from the Federal Reserve that interest rates would remain low amid concerns that unemployment and troubles in commercial real estate would weigh on the economic recovery. Fresh economic data that underscored expectations for a slow economic recovery and Dubai debt worries pushed thrift stocks lower during the second half of November. Financial stocks led a broader market rebound at the close of November and into early-December, which was supported by a favorable report for home sales in October and expectations that the Dubai debt crisis would have a limited impact on U.S. banks. The favorable employment report for November added to gains in the thrift sector in early-December. Financial stocks edged higher in mid-December on news that Citigroup was repaying TARP funds, which was followed by a pullback following a report that wholesale inflation rose more than expected in November and mid-December unemployment claims were higher than expected. More attractive valuations supported a snap-back rally in thrift stocks heading into late-December, which was followed by a narrow trading range for the thrift sector through year end. Overall, the SNL Index for all publicly-traded thrifts was down 10.2% in 2009, which reflects significant declines in the trading prices of several large publicly-traded thrifts during 2009 pursuant to reporting significant losses due to credit quality related deterioration.
          Thrift stocks traded in a narrow range during the first few weeks of 2010, as investors awaited fourth quarter earnings reports that would provide further insight on credit quality trends. An unexpected jump in jobless claims and proposed restrictions by the White House on large banks depressed financial stocks in general heading into late-January. Amid mixed earnings reports, thrift stocks traded in a narrow range for the balance of January. Financial stocks led the broader market lower in early-February and then rebounded along with the broader market in mid-February on some positive economic data including signs that home prices were rising in some large metropolitan areas. Mild inflation readings for wholesale and consumer prices in January sustained the upward trend in thrift stocks heading into the second half of February. Comments by the Federal Reserve Chairman that short-term interest rates

RP® Financial, LC.	VALUATION ANALYSIS
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were likely to remain low for at least several months helped thrift stocks to ease higher in late-February.
          The thrift sector moved higher along with the broader stock market in-early March 2010, aided by the better-than-expected employment report for February. Financial stocks lead the market higher heading into mid-March on optimism that Citigroup would be able to repay the U.S. Government after a successful offering of trust preferred securities. The Federal Reserve’s recommitment to leaving its target rate unchanged “for an extended period” sustained the positive trend in thrift stocks through mid-March. Thrift stocks bounced higher along with the broader stock market heading into late-March, which was followed by a slight pullback as debt worries sent the yields on Treasury notes higher.
          An improving outlook for financial stocks in general, along with positive reports for housing, employment and retail sales, boosted thrift stocks at the start of the second quarter of 2010. A nominal increase in March consumer prices and a strong first quarter earnings report from JP Morgan Chase & Co. supported a broad rally in bank and thrift stocks heading into mid-April, which was followed by a pullback on news that the SEC charged Goldman Sachs with fraud. Thrift stocks generally underperformed the broader stock market during the second half of April, as financial stocks in general were hurt by uncertainty about the progress of financial reform legislation, Greece’s debt crisis and news of a criminal investigation of Goldman Sachs. Thrift stocks retreated along the broader stock market in the first week of May, based on fears that the growing debt crisis in Europe could hurt the economic recovery. Likewise, thrift stocks surged higher along with the broader stock market after European Union officials announced a massive bailout plan to avert a public-debt crisis and then fell heading into the second half of May on lingering concerns about the euro. News of rising mortgage delinquencies in the first quarter of 2010, an expected slowdown in new home construction and uncertainty over financial reform legislation further contributed to lower trading prices for thrift stocks. Thrift stocks participated in the one-day broader market rally in late-May and then declined along with the broader stock market at the close of May. On May 28, 2010, the SNL Index for all publicly-traded thrifts closed at 594.2, an increase of 9.9% from one year ago and an increase of 1.2% year-to-date.
     B. The New Issue Market
          In addition to thrift stock market conditions in general, the new issue market for converting thrifts is also an important consideration in determining the Bank’s pro forma market

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value. The new issue market is separate and distinct from the market for seasoned thrift stocks in that the pricing ratios for converting issues are computed on a pro forma basis, specifically: (1) the numerator and denominator are both impacted by the conversion offering amount, unlike existing stock issues in which price change affects only the numerator; and (2) the pro forma pricing ratio incorporates assumptions regarding source and use of proceeds, effective tax rates, stock plan purchases, etc. which impact pro forma financials, whereas pricing for existing issues are based on reported financials. The distinction between pricing of converting and existing issues is perhaps no clearer than in the case of the price/book (“P/B”) ratio in that the P/B ratio of a converting thrift will typically result in a discount to book value whereas in the current market for existing thrifts the P/B ratio may reflect a premium to book value. Therefore, it is appropriate to also consider the market for new issues, both at the time of the conversion and in the aftermarket.
          The marketing for converting thrift issues has experienced mixed results to date in 2010. The number of completed standard conversions has tapered off to one transaction (Harvard) since January 2010 (see Table 4.1). Aftermarket trading prices of recent conversions as of May 28, 2010 indicated a minimal average increase of 3.0% over the initial offering prices of $10.00, indicating that conversion pricing reflects significant investor uncertainty over stock market trends, credit quality trends, economic trends and financial reform legislation.
          The after-market pricing for new conversions is an important consideration in the valuations of converting thrifts. Table 4.1 also displays the pricing ratio discounts of recent conversions relative to the pricing ratios of their peer groups, based on the midpoint of the valuation range for the converting institutions. On average, the five standard conversions to date in 2010 were discounted by 31.7% relative to the average P/TB ratios of their Peer Groups, and were discounted by an average of 14.7% to the average P/E multiples of their Peer Groups. These discounts, in addition to taking into account the various adjustments for financial condition, earnings and other valuation factors, also reflect the difficulty of marketing conversion stock in light of market uncertainty of the offering and the lack of any trading history in the stock being issued. Based on the current average trading price of these institutions, the discounts applied to the valuations for recent conversions have appropriately reflected market expectations.

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Table 4.1
Standard Conversion Offerings
Completed Closing Dates between January 1, 2010 and May 28, 2010

			Midpoint Pricing Ratios & Multiples
			Converting Thrift		Peer Group		Discount at Midpoint		Price Performance from Initial Trading Date
Transaction	Exchange	Closing Date	P/TB	P/E	P/TB	P/E	P/TB	P/E	1 day	1 week	1 month	28-May-10
Harvard Illinois Bancorp, Inc. (HARI)	OTC	4/9/2010	46.8%	NM	79.8%	15.7 x	-44.0%	NM	0.0%	0.0%	-1.0%	-21.5%
OBA Financial Services, Inc. (OBAF)	NASDAQ	1/22/2010	51.4%	NM	74.7%	13.2 x	-31.3%	NM	3.9%	1.1%	3.0%	14.6%
OmniAmerican Bancorp, Inc. (OABC)	NASDAQ	1/21/2010	54.0%	NM	74.7%	17.7 x	-27.7%	NM	18.5%	13.2%	9.9%	15.7%
Versailles Financial Corp. (VERF)	OTC	01/1310	43.1%	23.9x (1)	62.7%	30.4 x	-31.2%	-21.2%	0.0%	0.0%	0.0%	0.0%
Athens Bancshares, Inc. (AFCB)	NASDAQ	01/0710	50.1%	14.1x (1)	66.5%	13.1 x	-24.5%	-8.1%	16.0%	13.9%	10.6%	6.0%

Average			49.1%	19.0x	71.7%	18.0 x	-31.7%	-14.7%	7.7%	5.6%	4.5%	3.0%
Median			50.1%	19.0x	74.7%	15.7 x	-31.2%	-14.7%	3.9%	1.1%	3.0%	6.0%

(1)	Based on core earnings. PE multiples for Peer Group not reported.

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IV.15
     C. The Acquisition Market
          Also considered in the valuation was the potential impact of recently completed and pending acquisitions of other thrift institutions operating in Pennsylvania on Standard’s stock price As shown in Exhibit IV-4, there were 8 completed deals and there are two pending deals for Pennsylvania thrift acquisitions from the beginning of 2006 through May 28, 2010. To the extent that any acquisition speculation may impact the Bank’s offering, it has largely been taken this into account in the Peer Group pricing. However, since converting thrifts are subject to a three-year regulatory moratorium from being acquired, acquisition speculation in Standard’s stock would tend to be less compared to the stocks of the Peer Group companies.
* * * * * * * * * * *
          In determining our valuation adjustment for marketing of the issue, we considered trends in both the overall thrift market, the new issue market including the new issue market for thrift conversions and the local acquisition market for thrift stocks. In assessing this adjustment, we placed significant weight on the volatility of the stock market generally and the prices of bank and thrift stocks during the month of May 2010. This volatility, combined with the lack of any previous trading history for Standard common stock, should be reflected in the adjustment for marketability. Combined with the indicated discounts for conversions completed in 2010 and the limited increases in the aftermarket trading (see Table 4.1), the current volatility in the market suggests a significant adjustment. Taking these factors and trends into account, RP Financial concluded that a moderate to sizable downward adjustment was appropriate in the valuation analysis for purposes of marketing of the issue.
8. Management
     The Company’s management team appears to have experience and expertise in all of the key areas of the Company’s operations. Exhibit IV-5 provides summary resumes of the Company’s Board of Directors and senior management. The financial characteristics of the Company suggest that the Board and senior management have been effective in implementing an operating strategy that can be well managed by the Company’s present organizational structure. The Company currently does not have any senior management positions that are vacant.

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IV.16
     Similarly, the returns, equity positions and other operating measures of the Peer Group companies are indicative of well-managed financial institutions, which have Boards and management teams that have been effective in implementing competitive operating strategies. Therefore, on balance, we concluded no valuation adjustment relative to the Peer Group was appropriate for this factor.
9. Effect of Government Regulation and Regulatory Reform
     As a fully-converted state-regulated financial institution, Standard will operate in substantially the same regulatory environment as the Peer Group members — all of whom are adequately capitalized institutions and are operating with no apparent restrictions. Exhibit IV-6 reflects the Bank’s pro forma regulatory capital ratios. On balance, no adjustment has been applied for the effect of government regulation and regulatory reform.
Summary of Adjustments
     Overall, based on the factors discussed above, we concluded that the Company’s pro forma market value should reflect the following valuation adjustments relative to the Peer Group:

Key Valuation Parameters:	Valuation Adjustment
Financial Condition	Slight Upward
Profitability, Growth and Viability of Earnings	Slight Upward
Asset Growth	No Adjustment
Primary Market Area	Moderate Downward
Dividends	No Adjustment
Liquidity of the Shares	No Adjustment
Marketing of the Issue	Moderate to Sizable Downward
Management	No Adjustment
Effect of Govt. Regulations and Regulatory Reform	No Adjustment
Valuation Approaches
     In applying the accepted valuation methodology promulgated by the OTS and adopted by the FDIC, i.e., the pro forma market value approach, we considered the three key pricing ratios in valuing the Company’s to-be-issued stock — price/earnings (“P/E”), price/book (“P/B”), and price/assets (“P/A”) approaches — all performed on a pro forma basis including the effects of the stock proceeds. In computing the pro forma impact of the conversion and the related

RP® Financial, LC.	VALUATION ANALYSIS
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pricing ratios, we have incorporated the valuation parameters disclosed in the Company’s prospectus for reinvestment rate, effective tax rate, stock benefit plan assumptions and expenses (summarized in Exhibits IV-7 and IV-8). In addition, we have incorporated the terms of the Foundation, including a cash contribution of $200,000 and a stock contribution equal to 3.5% of the offering, and the related tax impact. The contribution of cash and stock to the Foundation will result in a one-time expense incurred at the time the contribution is made.
     In our estimate of value, we assessed the relationship of the pro forma pricing ratios relative to the Peer Group and recent conversion offerings.
     RP Financial’s valuation placed an emphasis on the following:
•	P/E Approach. The P/E approach is generally the best indicator of long-term value for a stock. Given the similarities between the Company’s and the Peer Group’s operating strategies, earnings composition and overall financial condition, the P/E approach was carefully considered in this valuation. At the same time, since reported earnings for both the Company and the Peer Group included certain non-recurring items, we also made adjustments to earnings to arrive at core earnings estimates for the Company and the Peer Group and resulting price/core earnings ratios.

•	P/B Approach. P/B ratios have generally served as a useful benchmark in the valuation of thrift stocks, particularly in the context of an initial public offering, as the earnings approach involves assumptions regarding the use of proceeds. RP Financial considered the P/B approach to be a useful indicator of pro forma value, taking into account the pricing ratios under the P/E and P/A approaches. We have also modified the P/B approach to exclude the impact of intangible assets (i.e., price/tangible book value or “P/TB”), in that the investment community frequently makes this adjustment in its evaluation of this pricing approach.

•	P/A Approach. P/A ratios are generally a less reliable indicator of market value, as investors typically assign less weight to assets and attribute greater weight to book value and earnings. Furthermore, this approach as set forth in the regulatory valuation guidelines does not take into account the amount of stock purchases funded by deposit withdrawals, thus understating the pro forma P/A ratio. At the same time, the P/A ratio is an indicator of franchise value, and, in the case of highly capitalized institutions, high P/A ratios may limit the investment community’s willingness to pay market multiples for earnings or book value when ROE is expected to be low.
     The Company will adopt Statement of Position (“SOP”) 93-6, which will cause earnings per share computations to be based on shares issued and outstanding excluding unreleased ESOP shares. For purposes of preparing the pro forma pricing analyses, we have reflected all shares issued in the offering, including all ESOP shares, to capture the full dilutive impact,

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IV.18
particularly since the ESOP shares are economically dilutive, receive dividends and can be voted. However, we did consider the impact of the adoption of SOP 93-6 in the valuation.
     Based on the application of the three valuation approaches, taking into consideration the valuation adjustments discussed above and the dilutive impact of the stock contribution to the Foundation, RP Financial concluded that, as of May 28, 2010, the pro forma market value of Standard’s conversion stock, including the shares sold in the offering and issued to the Foundation, was $31,050,000 at the midpoint, equal to 3,105,000 shares at $10.00 per share.
     1. Price-to-Earnings (“P/E”). The application of the P/E valuation method requires calculating the Company’s pro forma market value by applying a valuation P/E multiple (fully-converted basis) to the pro forma earnings base. In applying this technique, we considered both reported earnings and a recurring earnings base, that is, earnings adjusted to exclude any one-time non-operating items, plus the estimated after-tax earnings benefit of the reinvestment of the net proceeds. The Company’s reported earnings equaled $2.399 million for the twelve months ended March 31, 2010. In deriving Standard’s core earnings, the only adjustments made to reported earnings were to eliminate loss on sale of investment securities, which equaled $448,000 for the twelve months ended March 31, 2010. As shown below, on a tax effected basis, assuming an effective marginal tax rate of 34.0% for the earnings adjustments, the Company’s core earnings were determined to equal $2.695 million for the twelve months ended March 31, 2010. (Note: see Exhibit IV-9 for the adjustments applied to the Peer Group’s earnings in the calculation of core earnings).

Amount
($000)
Net income(loss)	$2,399
Addback: Loss on sale of investments (1)	(296)

Core earnings estimate	$2,695

(1)	$448,000 tax effected at 34.0%.
     Based on the Company’s reported and estimated core earnings and incorporating the impact of the pro forma assumptions discussed previously, the Company’s pro forma reported and core P/E multiples at the $31.05 million midpoint value equaled 12.94 times and 11.52 times, respectively, which provided for discounts of 15.4% and 24.1% relative to the Peer Group’s average reported and core P/E multiples of 15.30 times and 15.18 times, respectively

RP® Financial, LC.	VALUATION ANALYSIS IV.19
(see Table 4.2). In comparison to the Peer Group’s median reported and core earnings multiples, the Company’s pro forma reported and core P/E multiples at the midpoint value indicated a premium of 1.2% and a discount of 24.5%, respectively, to the Peer Group’s pro forma reported and core P/E multiples of 12.79 times and 15.25 times, respectively. At the top of the super range, the Company’s reported and core P/E multiples equaled 17.06 times and 15.20 times, respectively. The Company’s reported P/E multiple reflected an 11.5% premium over the Peer Group’s average reported P/E multiple of 15.30 times. The Company’s core P/E multiple of 15.20 times was at a slight premium to the Peer Group’s average core P/E multiple of 15.18 times. In comparison to the Peer Group’s median earnings multiples, the Company’s reported P/E multiple at the top of the super range reflected a premium of 33.4% and the Company’s core P/E multiple reflected a discount of 0.3%.
     2. Price-to-Book (“P/B”). The application of the P/B valuation method requires calculating the Company’s pro forma market value by applying a valuation P/B ratio, as derived from the Peer Group’s P/B ratio, to the Company’s pro forma book value. Based on the $31.05 million midpoint valuation, the Company’s pro forma P/B ratio equaled 45.23% and the P/TB ratio equaled 52.69%. In comparison to the average P/B and P/TB ratios for the Peer Group of 79.38% and 87.62%, the Company’s ratios reflected a discount of 43.0% on a P/B basis and a discount of 39.9% on a P/TB basis. In comparison to the Peer Group’s median P/B and P/TB ratios of 80.81% and 88.09%, respectively, the Company’s pro forma P/B and P/TB ratios at the midpoint value reflected discounts of 44.0% and 40.2%, respectively. At the top of the super range, the Company’s P/B ratio equaled 53.22% and the P/TB ratio equaled 60.86%. In comparison to the Peer Group’s average P/B and P/TB ratios, the Company’s P/B and P/TB ratios at the top of the super range reflected discounts of 33.0% and 30.5%, respectively. In comparison to the Peer Group’s median P/B and P/TB ratios, the Company’s P/B and P/TB ratios at the top of the super range reflected discounts of 34.1% and of 30.9%, respectively. RP Financial considered the discounts under the P/B approach to be reasonable, given the nature of the calculation of the P/B ratio which mathematically results in a ratio discounted to book value. The discounts reflected under the P/B approach were also supported by the premiums reflected in the Company’s P/E multiples at the upper end of the valuation range. Finally, we considered the discounts under this approach to be consistent with the level of discounting indicated by conversion transactions completed in 2010, many of which were completed in markets with less volatility than exhibited as of the valuation date for Standard.

RP® Financial, LC.	VALUATION ANALYSIS IV.20
     3. Price-to-Assets (“P/A”). The P/A valuation methodology determines market value by applying a valuation P/A ratio to the Company’s pro forma asset base, conservatively assuming no deposit withdrawals are made to fund stock purchases. In all likelihood there will be deposit withdrawals, which results in understating the pro forma P/A ratio which is computed herein. At the $31.05 million midpoint of the valuation range, the Company’s value equaled 7.25% of pro forma assets. Comparatively, the Peer Group companies exhibited an average P/A ratio of 7.72%, which implies a discount of 6.1% has been applied to the Company’s pro forma P/A ratio. In comparison to the Peer Group’s median P/A ratio of 6.56%, the Company’s pro forma P/A ratio at the midpoint value reflects a premium of 10.5%.
Valuation Conclusion
     Based on the foregoing, it is our opinion that, as of May 28, 2010, the estimated aggregate pro forma market value of the shares to be issued immediately following the conversion, including shares sold in the offering and issued to the Foundation, equaled $31,050,000 at the midpoint, equal to 3,105,000 shares offered at a per share value of $10.00. Pursuant to conversion guidelines, the 15% offering range indicates a minimum value of $26,392,500 and a maximum value of $35,707,500. Based on the $10.00 per share offering price determined by the Board, this valuation range equates to total shares outstanding of 2,639,250 at the minimum and 3,570,750 at the maximum. In the event the appraised value is subject to an increase, the aggregate pro forma market value may be increased up to a supermaximum value of $41,063,620 without a resolicitation. Based on the $10.00 per share offering price, the supermaximum value would result in total shares outstanding of 4,106,362. The pro forma valuation calculations relative to the Peer Group are shown in Table 4.2 and are detailed in Exhibit IV-7 and Exhibit IV-8.

RP® FINANCIAL, LC.	VALUATION ANALYSIS IV.21
Table 4.2
Public Market Pricing
Standard Bank PaSB and the Comparables
As of May 28, 2010

	Market		Per Share Data(2)
	Capitalization		Core	Book						Dividends(4)			Financial Characteristics(6)
	Price/	Market	12 Month	Value/	Pricing Ratios(3)					Amount/		Payout	Total	Equity/	Tang Eq/	NPAs/	Reported		Core		Offering
	Share(1)	Value	EPS	Share	P/E	P/B	P/A	P/TB	P/Core	Share	Yield	Ratio(5)	Assets	Assets	Assets	Assets	ROA	ROE	ROA	ROE	Proceeds
	($)	($Mil)	($)	($)	(x)	(%)	(%)	(%)	(x)	($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	($Mil)
Standard Bank PaSB
Superrange	$10.00	$41.06	$0.66	$18.79	17.06x	53.22%	9.40%	60.86%	15.20x	$0.00	0.00%	0.00%	$437	17.67%	15.79%	0.38%	0.55%	3.12%	0.62%	3.50%	$39.675
Maximum	$10.00	$35.71	$0.76	$20.34	14.86x	49.16%	8.26%	56.75%	13.23x	$0.00	0.00%	0.00%	$432	16.80%	14.89%	0.38%	0.56%	3.31%	0.62%	3.72%	$34.500
Midpoint	$10.00	$31.05	$0.87	$22.11	12.94x	45.23%	7.25%	52.69%	11.52x	$0.00	0.00%	0.00%	$428	16.03%	14.08%	0.39%	0.56%	3.50%	0.63%	3.93%	$30.000
Minimum	$10.00	$26.39	$1.02	$24.52	11.01x	40.78%	6.22%	47.98%	9.80x	$0.00	0.00%	0.00%	$424	15.25%	13.26%	0.39%	0.56%	3.70%	0.63%	4.16%	$25.500

All Non-MHC Public Companies (7)
Averages	$10.75	$346.94	($0.15)	$13.90	18.56x	76.73%	8.54%	85.20%	16.60x	$0.26	2.01%	36.14%	$3,006	10.82%	10.04%	3.52%	-0.19%	-0.44%	-0.23%	-0.77%
Medians	$10.08	$55.71	$0.20	$13.32	16.40x	76.18%	6.85%	80.30%	15.25x	$0.20	1.63%	0.00%	$942	9.31%	8.68%	2.44%	0.17%	2.04%	0.11%	1.67%

All Non-MHC Public Companies — State of PA (7)
Averages	$12.38	$223.93	$0.67	$15.46	21.33x	83.17%	9.15%	90.98%	18.56x	$0.41	3.05%	45.41%	$1,878	10.80%	10.10%	2.02%	0.24%	2.81%	0.32%	3.96%
Medians	$12.54	$55.94	$0.52	$13.99	13.87x	93.77%	7.81%	93.77%	15.25x	$0.40	2.94%	38.10%	$1,059	8.62%	7.72%	1.53%	0.44%	3.06%	0.50%	5.18%

Comparable Group Averages
Averages	$12.86	$37.11	$0.80	$16.33	15.30x	79.38%	7.72%	87.62%	15.18x	$0.52	3.65%	47.99%	$509	10.17%	9.45%	1.41%	0.41%	4.18%	0.48%	4.82%
Medians	$13.73	$31.22	$0.78	$15.49	12.79x	80.81%	6.56%	88.09%	15.25x	$0.68	4.39%	50.96%	$476	9.88%	8.74%	1.56%	0.53%	5.85%	0.49%	4.48%

Comparable Group
CZWI Citizens Community Bancorp Inc. of WI	$4.13	$21.12	$0.41	$10.88	NM	37.96%	3.66%	43.07%	10.07x	$0.00	0.00%	NM	$577	9.65%	8.60%	1.46%	-0.64%	-6.21%	0.38%	3.69%
ESBK Elmira Savings Bank, FSB of NY	$15.60	$29.97	$1.20	$19.09	9.57x	81.72%	6.13%	126.83%	13.00x	$0.80	5.13%	49.08%	$489	11.28%	8.84%	0.93%	0.63%	5.82%	0.46%	4.29%
FCAP First Capital, Inc. of IN	$14.85	$41.40	$0.28	$16.85	NM	88.13%	8.95%	99.87%	NM	$0.72	4.85%	NM	$463	10.18%	9.09%	2.35%	0.21%	2.08%	0.17%	1.67%
FSFG First Savings Financial Group of IN	$13.45	$32.48	$0.87	$22.39	16.40x	60.07%	6.57%	71.24%	15.46x	$0.00	0.00%	0.00%	$494	10.94%	9.39%	1.65%	0.51%	3.75%	0.54%	3.98%
HARL Harleysville Savings Financial Corp. of PA	$15.10	$55.28	$1.30	$14.12	12.28x	106.94%	6.56%	106.94%	11.62x	$0.76	5.03%	61.79%	$843	6.13%	6.13%	0.23%	0.54%	8.97%	0.57%	9.48%
RIVR River Valley Bancorp of IN	$14.00	$21.06	$0.85	$17.52	12.07x	79.91%	5.33%	80.00%	16.47x	$0.84	6.00%	72.41%	$395	7.93%	7.92%	2.50%	0.45%	6.38%	0.33%	4.68%
ROME Rome Bancorp, Inc. of Rome NY	$9.10	$61.75	$0.51	$9.00	17.50x	101.11%	18.84%	101.11%	17.84x	$0.36	3.96%	69.23%	$328	18.64%	18.64%	0.58%	1.06%	5.87%	1.04%	5.76%
THRD TF Financial Corp. of New tow n PA	$20.89	$55.94	$1.37	$27.04	13.31x	77.26%	7.81%	82.41%	15.25x	$0.80	3.83%	50.96%	$716	10.11%	9.54%	2.14%	0.59%	5.93%	0.51%	5.18%
WVFC WVS Financial Corp. of PA	$13.25	$27.31	$0.52	$14.13	30.11x	93.77%	7.24%	93.77%	25.48x	$0.64	4.83%	NM	$377	7.72%	7.72%	0.43%	0.23%	2.96%	0.27%	3.50%
WAYN Wayne Savings Bancshares of OH	$8.25	$24.78	$0.72	$12.32	11.15x	66.96%	6.10%	71.00%	11.46x	$0.24	2.91%	32.43%	$406	9.12%	8.64%	1.78%	0.55%	6.19%	0.54%	6.03%

(1)	Average of High/Low or Bid/Ask price per share.

(2)	EPS (estimate core basis) is based on actual trailing 12 month data, adjusted to omit non-operating items on a tax-effected basis, and is show n on a pro forma basis where appropriate. BV per share omits the minority interest for Standard Financial.

(3)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings.

(4)	Indicated 12 month dividend, based on last quarterly dividend declared.

(5)	Indicated 12 month dividend as a percent of trailing 12 month estimated core earnings.

(6)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances. Capital ratios ane ROE measures include minority interest for Standard Financial.

(7)	Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.
Source: Corporate reports, offering circulars, and RP Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.
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